As filed with the U.S. Securities and Exchange Commission on April 29, 2016

Registration No. 333-155784

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

POST-EFFECTIVE

AMENDMENT NO. 8

TO

FORM S-1

ON

FORM S-3

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

NeoGenomics, Inc.

(Exact Name of Registrant as Specified in its Charter)

Nevada	74-2897368
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

Douglas M. VanOort
12701 Commonwealth Drive, Suite 9		12701 Commonwealth Drive, Suite 9
Fort Myers, Florida 33913		Fort Myers, Florida 33913
(239) 768-0600	8731	(239) 768-0600
(Address and Telephone Number of Principal Executive Office)	(Primary Standard Industrial Classification Code Number)	(Name, Address and Telephone Number of Agent for Service)

With copies to:

Clayton E. Parker, Esq.

Damien A. Grierson, Esq.

K&L Gates, LLP

200 S. Biscayne Boulevard, Suite 3900

Miami, Florida 33131

Telephone: (305) 539-3300

Facsimile: (305) 358-7095

Approximate date of commencement of proposed sale to the public: From time to time after this registration statement becomes effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, as amended, check the following box.  ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer”, “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☒

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

EXPLANATORY NOTE

On November 28, 2008, the registrant filed a Registration Statement on Form S-1 (File No. 333-155784) with the Securities and Exchange Commission (the “SEC”), which was declared effective by the SEC on February 5, 2009. The Registration Statement was subsequently amended by Post-Effective Amendment No. 1, which was filed with the SEC on April 28, 2009 and declared effective on May 8, 2009, Post-Effective Amendment No. 2, which was filed with the SEC on May 7, 2010 and declared effective on May 19, 2010, Post-Effective Amendment No. 3, which was filed with the SEC on March 31, 2011 and declared effective on April 13, 2011, Post-Effective Amendment No. 4, which was filed with the SEC on April 27, 2012 and declared effective on May 11, 2012, Post-Effective Amendment No. 5, which was filed with the SEC on April 30, 2013 and declared effective on May 10, 2013, Post-Effective Amendment No. 6, which was filed with the SEC on April 30, 2014 and declared effective on May 7, 2014, and Post-Effective Amendment No. 7, which was filed with the SEC on April 30, 2015 and declared effective on May 7, 2015.

This Post-Effective Amendment No. 8 to Form S-1 on Form S-3 is being filed by the registrant to convert the Form S-1 into a Registration Statement on Form S-3, and contains an updated prospectus relating to the offer and sale of the shares of common stock that were registered for resale on the Form S-1.

All applicable registration and filing fees were paid by the registrant at the time of the initial filing of the registration statement on Form S-1.

The information in this prospectus is not complete and may be changed. The selling stockholders may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and the selling stockholders are not soliciting offers to buy these securities in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED APRIL 29, 2016

PROSPECTUS

NEOGENOMICS, INC.

305,724 Shares of Common Stock

This prospectus relates to the sale of up to 305,724 shares of the common stock, par value $0.001 per share, of NeoGenomics, Inc. by the selling stockholders named in this prospectus. These shares were issued to the selling stockholders in a private placement.

We are not selling any shares of common stock in this offering and therefore will not receive any proceeds from the sale of the shares under this prospectus. All costs associated with this registration will be borne by us.

The selling stockholders from time to time may offer and sell the shares held by them directly or through agents or broker-dealers on terms to be determined at the time of sale, as described in more detail in this prospectus and any accompanying prospectus supplements. The prices at which the selling stockholders may sell the shares may be determined by the prevailing market price for the shares at the time of sale, may be different than such prevailing market prices or may be determined through negotiated transactions with third parties. See “Plan of Distribution.”

We may amend or supplement this prospectus from time to time by filing amendments or supplements as required. You should read the entire prospectus and any amendments or supplements carefully before you make your investment decision.

Our common stock is quoted on the NASDAQ Capital Market under the symbol “NEO”. On April 28, 2016, the last reported sale price of our common stock on the NASDAQ was $7.89 per share.

These securities are speculative and involve a high degree of risk. Please refer to “Risk Factors” beginning on page 5 for a discussion of these risks.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is             , 2016.

You should rely only on the information contained or incorporated by reference in this prospectus, any prospectus supplement or in any free writing prospectus we may authorize to be delivered or made available to you. We have not and the selling stockholders have not authorized anyone to provide you with different information. The selling stockholders are offering to sell, and seeking offers to buy, shares of our common stock only in jurisdictions where offers and sales are permitted. The information contained or incorporated by reference in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or any sale of shares of our common stock.

For investors outside the United States: We have not and the selling stockholders have not done anything that would permit this offering or possession or distribution of this prospectus in any jurisdiction where action for that purpose is required, other than in the United States. Persons outside the United States who come into possession of this prospectus must inform themselves about, and observe any restrictions relating to, the offering of the shares of common stock and the distribution of this prospectus outside the United States.

NeoGenomics and MultiOmyx are our registered trademarks. Any other trademarks, registered marks and trade names appearing in this prospectus or the documents incorporated by reference herein are the property of their respective holders. All other trademarks, trade names and service marks appearing in this prospectus or the documents incorporated by reference herein are the property of their respective owners.

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PROSPECTUS SUMMARY

This summary highlights selected information contained elsewhere, or incorporated by reference, in this prospectus. This summary does not contain all of the information that you should consider before deciding to invest in our common stock. You carefully should read the entire prospectus, any accompanying prospectus supplement and any related free writing prospectus, including the risks of investing in our securities discussed under the heading “Risk Factors” contained herein and in any accompanying prospectus supplement and any related free writing prospectus, and under a similar heading in other documents that are incorporated by reference into this prospectus. You also should carefully read the information incorporated by reference into this prospectus, including our financial statements and the exhibits to the registration statement of which this prospectus is a part. Unless the context otherwise requires, NeoGenomics, Inc. is referred to herein, collectively with all of its subsidiaries, as the “Company”, “NeoGenomics”, or “we”, “us”, or “our”.

Overview

We operate a network of cancer-focused genetic testing laboratories in the United States. Our mission is to improve patient care through exceptional genetic and molecular testing services. Our vision is to become the World’s leading cancer testing and information company by delivering uncompromising quality, exceptional service and innovative solutions.

On December 30, 2015, we acquired Clarient, Inc., (“Clarient”) from GE Medical Holding AB, a subsidiary of General Electric Company, for approximately $249.5 million (the “Acquisition”), consisting of (i) cash consideration of approximately $74.0 million, which included an approximately $6.7 million estimated working capital adjustment and adjustments for estimated cash on hand and estimated indebtedness of Clarient on the closing date, (ii) 15,000,000 shares of our common stock, and (iii) 14,666,667 shares of our series A convertible preferred stock (the “Series A Preferred Stock”).

We believe the Acquisition will allow us to broaden our offering of innovative cancer diagnostic tests to hospitals and physicians across the United States and to accelerate growth in the worldwide market for pharmaceutical clinical trials and research. The following discussion of our business includes the effects of the acquisition of Clarient.

As of December 31, 2015, we had laboratory locations in Ft. Myers and Tampa, Florida; Aliso Viejo, Fresno, Irvine, and West Sacramento, California; Houston, Texas and Nashville, Tennessee, and currently offer the following types of genetic and molecular testing services:

a)	Cytogenetics - the study of normal and abnormal chromosomes and their relationship to disease. It involves looking at the chromosome structure to identify changes from patterns seen in normal chromosomes. Cytogenetic studies are often utilized to answer diagnostic, prognostic and predictive questions in the treatment of hematological malignancies.

b)	Fluorescence In-Situ Hybridization (“FISH”) - a branch of cancer genetics that focuses on detecting and locating the presence or absence of specific DNA sequences and genes on chromosomes. FISH helps bridge abnormality detection between the chromosomal and DNA sequence levels. The technique uses fluorescent probes that bind to only those parts of the chromosome with which they show a high degree of sequence similarity. Fluorescence microscopy is used to visualize the fluorescent probes bound to the chromosomes. FISH can be used to help identify a number of gene alternations, such as amplification, deletions, and translocations.

c)	Flow cytometry - a rapid way to measure the characteristics of cell populations. Cells from peripheral blood, bone marrow aspirate, lymph nodes, and other areas are labeled with selective fluorescent antibodies and analyzed as they flow in a fluid stream through a beam of light. The properties measured in these antibodies include the relative size, relative granularity or internal complexity, and relative fluorescence intensity. These fluorescent antibodies bind to specific cell surface antigens and are used to identify malignant cell populations. Flow cytometry is typically performed in diagnosing a wide variety of leukemia and lymphoma neoplasms. Flow cytometry is also used to monitor patients through therapy to determine whether the disease burden is increasing or decreasing, otherwise known as minimal residual disease monitoring.

d)	Immunohistochemistry (“IHC”) and Digital Imaging – Refers to the process of localizing proteins in cells of a tissue section and relies on the principle of antibodies binding specifically to antigens in biological tissues. IHC is widely used in the diagnosis of abnormal cells such as those found in cancerous tumors. Specific surface cytoplasmic or nuclear markers are characteristic of cellular events such as proliferation or cell death (apoptosis). IHC is also widely used to understand the distribution and localization of differentially expressed proteins. Digital imaging allows clients to see and utilize scanned slides and perform quantitative analysis for certain stains. Scanned slides are received online in real time and can be previewed often a full day before the glass slides can be shipped back to clients.

e)	Molecular testing - a rapidly growing cancer diagnostic tool focusing on the analysis of DNA and RNA, as well as the structure and function of genes at the molecular level. Molecular testing employs multiple technologies including DNA fragment length analysis, real-time polymerase chain reaction RNA analysis, bi-directional Sanger sequencing analysis, and Next-Generation Sequencing.

f)	Pathology consultation - services provided for clients in which our pathologists review surgical samples on a consultative basis. NeoGenomics is one of a few laboratories in the country with an electron microscopy lab which enables us to analyze complex renal cases.

g)	Pharma Services and Clinical Trials – Services supporting pharmaceutical firms in their drug development programs by supporting various clinical trials. This growing portion of our business often involves working with the pharmaceutical firms (sponsors) on study design as well as performing the required testing. Our medical team often advises the investigators and works closely with the researchers as specimens are received from the enrolled sites. We have also worked on developing tests that will be used as part of a companion diagnostic to determine patients’ response to a particular drug. When studies are completed, our clinical trials team will report the data and often provide key analysis and insights back to the sponsors.

Our Pharma Services and Clinical Trials group provides comprehensive testing services in support of our pharmaceutical clients’ oncology programs from discovery to commercialization. In biomarker discovery, our aim is to help our customers discover the right content. We help our customers develop a biomarker hypothesis by recommending an optimal platform for molecular screening and backing our discovery tools with the informatics to capture meaningful data. In other pre and non-clinical work, we can use our platforms to characterize markers of interest. Moving from discovery to development, we help our customers refine their biomarker strategy and, if applicable, develop a companion diagnostic pathway using the optimal technology for large-scale clinical trial testing.

After assay design and validation, we provide a testing laboratory for large scale clinical trial testing. Whether serving as the single contract research organization or partnering with one, our Pharma Services and Clinical Trials team provides significant technical expertise working closely with our customers to support each stage of clinical trial development. Each trial we support comes with rapid turnaround time, dedicated project management and Quality Assurance oversight. We have experience in supporting U.S. Food and Drug Administration (“FDA”) submissions for companion diagnostics and our pharma services activities is backed by our large clinical laboratory in Aliso Viejo, CA. Our Pharma Services and Clinical Trials business is supported by full-time sales associates. Our goal remains focused on helping bring more effective oncology treatments to market through providing world class laboratory services in oncology.

MultiOmyx - is a hyperplexed immunofluorecence assay technology that has similar staining characteristics as standard immunohistochemical stains, and has the significant advantage that multiple proteins demonstrated up to 60 can be interrogated from a single FFPE section. Direct comparison of multiple biomarkers is made on the same cell, enabling routine co-expression analysis and identification of cells requiring multiple biomarkers staining. In addition to protein analysis, MultiOmyx is able to integrate genomic data utilizing FISH and Next-Generation Sequencing on the same sample to generate multiomic phenotypes.

The cancer testing services we offer to community-based pathologists are designed to be a natural extension of, and complementary to, the services that they perform within their own practices. We believe our relationship as a non-competitive partner to community-based pathology practices, hospital pathology labs and academic centers empowers them to expand their breadth of testing and provide a menu of services that matches or exceeds the level of service found in any center of excellence around the world. Community-based pathology practices and hospital pathology labs may order certain testing services on a technical component only (“TC” or “tech-only”) basis, which allows them to participate in the diagnostic process by performing the professional component (“PC”) interpretation services without having to hire laboratory technologists or purchase the sophisticated equipment needed to perform the technical component of the tests. We also support our pathology clients with interpretation and consultative services using our own specialized pathologists for difficult or complex cases and provide overflow interpretation services when requested by clients.

In areas where we do not provide services to community-based pathology practices and/or hospital pathology labs, we may directly serve oncology, dermatology, urology and other clinician practices that prefer to have a direct relationship with a laboratory for cancer-related genetic and molecular testing services. We typically service these types of clients with a comprehensive service offering where we perform both the technical and professional components of the tests ordered. However, in certain instances larger clinician practices have begun to internalize pathology interpretation services, and our “tech-only” service offering allows these larger clinician practices to also participate in the diagnostic process by performing the PC interpretation services on TC testing performed by NeoGenomics.

About Us

Our principal executive offices are located at 12701 Commonwealth Drive, Suite 9, Fort Myers, Florida 33913. Our telephone number is (239) 768-0600. Our principal website can be accessed at www.neogenomics.com. The information on any of our websites is deemed not to be incorporated in this prospectus or to be part of this prospectus.

THE OFFERING

Common Stock Offered by the Selling Stockholders	305,724 shares

Common Stock Outstanding	77,117,678 shares

Use of Proceeds	We will not receive any proceeds of the shares offered by the selling stockholders. See “Use of Proceeds” on page 26.

Risk Factors	The securities offered hereby involve a high degree of risk. See “Risk Factors” beginning on page 5 for a discussion of these risks.

NASDAQ Symbol	NEO

The number of shares of our common stock outstanding is based on 77,117,678 shares of our common stock outstanding as of April 20, 2016 and excludes the following:

•	4,737 087 shares of common stock issuable upon exercise of stock options outstanding as of March 31, 2016, at a weighted average exercise price of $4.17 per share;

•	650,000 shares of our common stock issuable upon exercise of warrants outstanding as of March 31, 2016, at a weighted average exercise price of $1.48 per share;

•	3,456,066 shares of common stock reserved for future grants under our Equity Incentive Plan as of March 31, 2016;

•	14,666,667 shares of common stock issuable upon conversion of our Series A Preferred Stock outstanding as of March 31, 2016, subject to anti-dilution adjustments; and

•	up to an additional 10,775,454 shares of common stock issuable upon conversion of any Series A Preferred Stock that we are required to issue as payment-in-kind dividends on the Series A Preferred Stock if all such stock is not redeemed prior the December 30, 2025, subject to anti-dilution adjustments.

Unless otherwise indicated, all information in this prospectus assumes no exercise of the outstanding options or warrants or conversion of the outstanding Series A Preferred Stock, each as described above.

RISK FACTORS

We are subject to various risks that may materially harm our business, financial condition and results of operations. An investor should carefully consider the risks and uncertainties described below, together with all of the other information contained or incorporated by reference in this prospectus, including our consolidated financial statements and related notes, before deciding whether to purchase shares of our common stock. If any of these risks or uncertainties actually occurs, our business, financial condition or operating results could be materially harmed. In that case, the trading price of our common stock could decline or we may be forced to cease operations.

Risks Relating to Our Business

We may not be able to implement our business strategies which could impair our ability to continue operations.

Implementation of our business strategies will depend in large part on our ability to (i) attract and maintain a significant number of clients; (ii) effectively provide acceptable products and services to our clients; (iii) develop and license new products and technologies; (iv) obtain adequate financing on favorable terms to fund our business strategies; (v) maintain appropriate internal procedures, policies, and systems; (vi) hire, train, and retain skilled employees and management; (vii) continue to operate despite increasing competition in the medical laboratory industry; (viii) be paid reasonable fees by government payer’s that will adequately cover our costs; (ix) establish, develop and maintain our name recognition; and (x) establish and maintain beneficial relationships with third-party insurance providers and other third-party payers. Our inability to obtain or maintain any or all these factors could impair our ability to implement our business strategies successfully, which could have material adverse effects on our results of operations and financial condition.

We may be unsuccessful in managing our growth which could prevent us from operating profitably.

Our growth, including through our acquisition of the Clarient business in December 2015, has placed, and is expected to continue to place, a significant strain on our managerial, operational and financial resources. For example, the Acquisition is expected to result in a combined company with annual revenues in excess of $215 million as compared to our annual revenues of $99.8 million for the year ended December 31, 2015. To manage our expanded business and our potential growth, we must continue to implement and improve our operational, financial and billing systems and to expand, train and manage our employee base. We may not be able to effectively manage the expansion of our operations and our systems and our procedures or controls may not be adequate to support our operations. Our management may not be able to achieve the rapid execution necessary to fully exploit the market opportunity for our products and services. Any inability to manage growth could have a material adverse effect on our business, results of operations, potential profitability and financial condition.

We have a substantial amount of indebtedness, much of which was incurred in connection with our acquisition of the Clarient business. This level of indebtedness could adversely affect our flexibility in operating our business and our ability to react to changes in the economy or our industry.

At December 31, 2015, we had $10 million of indebtedness outstanding, and $15.0 million of available borrowing capacity under our senior secured revolving credit facility. In December 2015, we entered into the senior secured revolving credit facility, providing for up to $25.0 million of borrowings, and a senior secured term loan facility, providing for $55.0 million of borrowings. The full amount of borrowings under the term loan facility and $10.0 million of borrowings under the revolving credit facility were used to pay the cash consideration and related fees and expenses in connection with our Acquisition. Our substantial indebtedness could have significant consequences for our business and financial condition. For example:

•	We will be required to dedicate a greater percentage of our cash flows to payments on our debt, thereby reducing the availability of cash flow to fund capital expenditures, pursue other acquisitions or investments in new technologies, make stock repurchases and fund other general corporate purposes.

•	If we fail to meet our payment obligations or otherwise fail to comply with the covenants in our debt, including failure as a result of events beyond our control, it could result in an event of default on our debt. Upon an event of default, the lenders of that debt could elect to cause all amounts outstanding with respect to that debt to become immediately due and payable and we would be unable to access our revolving credit facility.

•	Our debt imposes operating and financial covenants and restrictions on us, and compliance with such covenants and restrictions may adversely affect our ability to adequately finance our operations or capital needs, pursue attractive business opportunities that may arise, redeem or repurchase capital stock, pay dividends, sell assets, and make capital expenditures.

•	We will experience increased vulnerability to general adverse economic conditions, including increases in interest rates as the borrowings bear interest at variable rates or if such indebtedness is refinanced at a time when interest rates are higher.

•	We will experience limited flexibility in planning for, or reacting to, changes in or challenges relating to our businesses and industry, creating competitive disadvantages compared to other competitors with lower debt levels and borrowing costs.

We cannot assure you that cash flows, combined with additional borrowings under the revolving credit facility or any future credit facility, will be available in an amount sufficient to enable us to repay our indebtedness, or to fund other liquidity needs.

In addition, we may incur substantial additional indebtedness in the future, which could cause the related risks to intensify. We may need to refinance all or a portion of our indebtedness on or before their respective maturities. We cannot assure you that we will be able to refinance any of our indebtedness on commercially reasonable terms or at all. If we are unable to refinance our debt, we may default under the terms of our indebtedness, which could lead to an acceleration of the debt. We do not expect that we could repay all of our outstanding indebtedness if the repayment of such indebtedness was accelerated.

In addition, for so long as any shares of our Series A Preferred Stock remain outstanding, in the event that we issue any other shares of capital stock or any unsecured debt securities for cash, we are required to apply at least 50% of the net cash proceeds to redeem shares of Series A Preferred Stock at the conversion price of $7.50 per share, subject to adjustments. As a result, our ability to repay our outstanding indebtedness will be constrained by the fact that we will only receive half of the net cash proceeds from certain capital raising activities for as long as any shares of our Series A Preferred Stock remains outstanding.

Our right to recover for certain breaches of the covenants, agreements, representations and warranties made by GE Medical in connection with the Acquisition are limited.

Pursuant to the Stock Purchase Agreement we entered into in connection with the Acquisition, all covenants, agreements, representations and warranties made by the parties in the Stock Purchase Agreement survive until March 30, 2017, subject to certain exceptions for the “fundamental representations.” Subject to the terms, conditions and limitations set forth in the Stock Purchase Agreement, GE Medical will indemnify us against any losses that are suffered or incurred by us resulting from or arising out of a breach of GE Medical’s representations or warranties or covenants contained in the Stock Purchase Agreement. However, other than instances of fraud and breaches of certain “fundamental” representations, GE Medical will not be liable for any losses unless and until the aggregate amount of losses that are suffered or incurred by us exceed $2.0 million, and then only for losses incurred by us that are in excess of this amount, subject to a limit on GE Medical’s maximum aggregate liability for breaches of representations other than certain “fundamental” representations of $50.0 million. If we incur any material losses for which GE Medical will not provide indemnification, or if our losses are in excess of GE Medical’s maximum aggregate liability, our financial condition could be materially and adversely affected.

We also have agreed to indemnify GE Medical for any breaches of our representations, warranties or covenants contained in the Stock Purchase Agreement, subject to similar deductibles and limitations, including the maximum aggregate liability for breaches of representations other than certain “fundamental” representations of $50.0 million. If we are required to indemnify GE Medical for a material amount pursuant to the Stock Purchase Agreement, our financial condition could be materially and adversely affected.

We may be unable to make, on a timely basis, necessary changes to our internal control structure resulting from the Acquisition.

As a result of the completion of the Acquisition, Clarient is included in our reporting under the Securities Exchange Act of 1934. Under the Sarbanes-Oxley Act of 2002, we must maintain effective disclosure controls and procedures and internal control over financial reporting. Clarient’s internal control structure was previously assessed with regard to the broader environment of General Electric Company and was not subject to a stand-alone review for compliance within the requirements of the Sarbanes-Oxley Act. We are in the process of migrating Clarient’s operations to our system of internal controls. Therefore, we may face difficulties or experience delays in developing changes or potentially necessary improvements to Clarient’s internal controls and accounting systems in order to ensure compliance with the requirements of the Sarbanes-Oxley Act. We may need to commit substantial resources, including substantial time from existing accounting personnel and from external consultants, to implement additional procedures and improved controls. This in turn could have an adverse effect on our business, results of operations, or financial condition, harm our reputation, or otherwise cause a decline in investor confidence and our stock price.

If we are unable to successfully integrate the Clarient business, or any future business we may acquire, with our legacy business, the anticipated benefits of such transaction may not be realized.

Acquisitions, including the Acquisition, involve the combination of two companies that formerly operated as independent companies. Acquisitions require us to devote significant management attention and resources to integrating the acquired company’s business practices and operations with our own. Potential difficulties we may encounter as part of the integration process, all of which could materially and adversely affect our business, financial condition, results of operations, and cash flows, include the following:

•	the potential inability to successfully combine the acquired company’s business with our legacy business in a manner that permits us to achieve the cost synergies expected to be achieved when expected, or at all, and other benefits anticipated to result from such transaction;

•	challenges optimizing the customer information and technology of the two companies, including the goal of consolidating to one laboratory information system and one billing system;

•	challenges effectuating any diversification strategy, including challenges achieving revenue growth from sales of each company’s products and services to the customers of the other company;

•	difficulties offering products and services across our expanded portfolio;

•	the need to revisit assumptions about reserves, revenues, capital expenditures, and operating costs, including expected synergies;

•	challenges faced by a potential diversion of the attention of our management as a result of the integration, which in turn could adversely affect our ability to maintain relationships with customers, employees and other constituencies or our ability to achieve the anticipated benefits of such transaction;

•	the potential loss of key employees, customers, managed care contracts or strategic partners, or the ability to attract or retain key management and other key personnel, which could have an adverse effect on our ability to integrate and operate the acquired business;

•	complexities associated with managing the combined businesses, including difficulty addressing possible differences in corporate cultures and management philosophies and the challenge of integrating complex systems, technology, networks and other assets of each of the companies in a seamless manner that minimizes any adverse impact on customers, suppliers, employees and other constituencies;

•	costs and challenges related to the integration of the acquired company’s internal controls over financial reporting with ours; and

•	potential unknown liabilities and unforeseen increased expenses.

We cannot be assured that all of the goals and anticipated benefits of an acquisition, including the Acquisition, will be achievable, particularly as the achievement of the benefits are in many important respects subject to factors that we do not control. These factors would include such things as the reactions of third parties with whom we enter into contracts and to business and the reactions of investors and analysts.

If we cannot integrate our legacy business and the Clarient business, or any future business we may acquire, successfully, we may fail to realize the expected benefits of such transaction, including the anticipated cost synergies. We could also encounter additional transaction and integration costs or be subject to other factors that affect preliminary estimates.

Clarient may have liabilities that are not known, probable or estimable at this time.

As a result of the Acquisition, Clarient is now an indirect wholly owned subsidiary of ours, and we have effectively assumed all of its past liabilities, whether or not asserted. There could be unasserted claims or assessments that we failed or were unable to discover or identify in the course of performing due diligence investigations of Clarient. In addition, there may be liabilities that are neither probable nor estimable at this time which may become probable and estimable in the future. We may learn additional information about Clarient that adversely affects us, such as unknown, unasserted or contingent liabilities and issues relating to compliance with applicable laws, including federal healthcare laws. For example, Clarient from time to time receives payments from the U.S. government. If the U.S. government were to assert that Clarient were not entitled to receive such payments in the amount provided, or at all, in light of applicable billing guidance, the government could impose fines and penalties, in addition to recovery of the overpayments, under federal healthcare laws. Any of the foregoing, individually or in the aggregate, could have a material adverse effect on our business.

We may experience discontinuation or recalls of existing testing products or failures to develop, or acquire, licenses for new or improved testing technologies which could materially and adversely affect our revenues.

From time to time, manufacturers discontinue or recall reagents, test kits or instruments used by us to perform laboratory testing. Such discontinuations or recalls could adversely affect our costs, testing volume and revenue.

Our industry is subject to changing technology and new product introductions. Our success will depend, in part, on its ability to develop, acquire or license new and improved technologies on favorable terms and to obtain appropriate coverage and reimbursement for these technologies. We may not be able to negotiate acceptable licensing arrangements and we cannot be certain that such arrangements will yield commercially successful diagnostic tests. If we are unable to license these testing methods at competitive rates, our research and development costs may increase as a result. In addition, if we are unable to license new or improved technologies to expand our testing operations, our testing methods may become outdated when compared with our competition and testing volume and revenue may be materially and adversely affected.

We may incur greater costs than anticipated, which could result in sustained losses.

We use reasonable efforts to assess and predict the expenses necessary to pursue our business strategies. However, implementing our business strategies may require more employees, capital equipment, supplies or other expenditure items than management has predicted, particularly as we continue to assess any further needs resulting from the Acquisition. Similarly, the cost of compensating additional management, employees and consultants or other operating costs may be more than we estimate, which could result in ongoing and sustained losses.

We may face fluctuations in our results of operations and we are subject to seasonality in our business which could negatively affect our business operations.

Management expects that our results of operations may fluctuate significantly in the future as a result of a variety of factors, including, but not limited to: (i) the continued rate of growth, usage and acceptance of our products and services; (ii) demand for our products and services; (iii) the introduction and acceptance of new or enhanced products or services by us or by competitors; (iv) our ability to anticipate and effectively adapt to developing markets and to rapidly changing technologies; (v) our ability to attract, retain and motivate qualified personnel; (vi) the initiation, renewal or expiration of significant contracts with any major clients; (vii) pricing changes by us, our suppliers or our competitors; (viii) seasonality; and (ix) general economic conditions and other factors. Accordingly, future sales and operating results are difficult to forecast. Our expenses are based in part on our expectations as to future revenues and to a significant extent are relatively fixed, at least in the short-term. We may not be able to adjust spending in a timely manner to compensate for any unexpected revenue shortfall. Accordingly, any significant shortfall in relation to our expectations would likely have an immediate adverse impact on our business, results of operations and financial condition. In addition, we may determine from time to time to make certain pricing or marketing decisions or acquisitions that could have a short-term material adverse effect on our business, results of operations and financial condition and may not result in the long-term benefits intended. Furthermore, in Florida, historically our largest referral market for lab testing services, a meaningful percentage of the population, returns to homes in the Northern U.S. to avoid the hot summer months. This combined with the usual summer vacation schedules of our clients usually results in seasonality in our business. Because of all of the foregoing factors, our operating results in future periods could be less than the expectations of investors.

We depend substantially upon third parties for payment of services, which could have a material adverse effect on our cash flows and results of operations.

Our business consists of clinical laboratories that provide medical testing services for doctors, hospitals, and other laboratories on patient specimens that are sent to our laboratory. In the case of some specimen referrals that are received for patients that are not in-patients or out-patients at a hospital or institution or otherwise sent by another reference laboratory, we typically bill the patient’s insurance company or a government program for our services. As such, we rely on the cooperation of numerous third-party payers, including but not limited to Medicare, Medicaid, and various insurance companies, to get paid for performing services on behalf of our clients and their patients. The amount of such third-party payments is governed by contractual relationships in cases where we are a participating provider for a specified insurance company or by established government reimbursement rates in cases where we are an approved provider for a government program such as Medicare or Medicaid. However, we do not have contractual relationships with some of the insurance companies with whom we deal, nor are we necessarily able to become an approved provider for all government programs. In such cases, we are deemed to be a non-participating provider and there is no contractual assurance that we will be able to collect the amounts billed to such insurance companies or government programs. Currently, we are not a participating provider with some of the insurance companies we bill for our services. Until such time we become a participating provider with such insurance companies, there can be no contractual assurance that we will be paid for the services we bill to such insurance companies or patients, and such third-parties may change their reimbursement policies for non-participating providers in a manner that may have a material adverse effect on our cash flow or results of operations. When new CPT codes are introduced by the American Medical Association it often takes time for commercial insurance providers to recognize the new codes, which can significantly impact the timing of payments, if any, and can increase our days-sales-outstanding. Insurance companies may also try to steer business away from us towards in-network providers by sending letters to physicians and even imposing financial penalties, if they continue to send us business.

Our business is subject to rapid scientific change, which could have a material adverse effect on our business, results of operations and financial condition.

The market for genetic and molecular testing services is characterized by rapid scientific developments, evolving industry standards and customer demands, and frequent new product introductions and enhancements. For example, new tests developed by our competitors may prove superior and replace our existing tests. Our future success will depend in significant part on our ability to continually improve our offerings in response to both evolving demands of the marketplace and competitive service offerings, and we may be unsuccessful in doing so which could have a material adverse effect on our business, results of operations and financial condition. Certain technological changes such as advances in point-of-care testing, could reduce the need for the laboratory tests we provide.

The market for our services is highly competitive, which could have a material adverse effect on our business, results of operations and financial condition.

The market for genetic and molecular testing services is highly competitive and we expect competition to continue to increase. We compete with other commercial clinical laboratories in addition to the in-house laboratories of many major hospitals and physician practices. Many of our existing competitors have significantly greater financial, human, technical and marketing resources than we do. Some physician groups and hospitals have made the decision to internalize testing rather than using an outsourced laboratory such as us and therefore control the referral of their own specimens. Our competitors may develop products and services that are superior to ours or that achieve greater market acceptance than our offerings. We may not be able to compete successfully against current and future sources of competition and in such cases, this may have a material adverse effect on our business, results of operations and financial condition.

Increased competition, including price competition, could have a material adverse impact on our net revenues and profitability.

Our industry is characterized by intense competition. Our major competitors including Quest Diagnostics and Laboratory Corporation of America are large national laboratories that possess greater name recognition, larger customer bases, and significantly greater financial resources and employ substantially more personnel than we do. Many of our competitors have long established relationships with their customers and third-party payers. We cannot assure you that we will be able to compete successfully with such entities in the future.

The laboratory business is intensely competitive both in terms of price and service. Pricing of laboratory testing services is often one of the most significant factors used by health care providers and third-party payers in selecting a laboratory. As a result of the laboratory industry undergoing consolidation, larger laboratory providers are able to increase cost efficiencies afforded by large-scale automated testing. This consolidation results in greater price competition. We may be unable to increase cost efficiencies sufficiently, if at all, and as a result, our net earnings and cash flows could be negatively impacted by such price competition. Additionally, we may also face changes in fee schedules, competitive bidding for laboratory services or other actions or pressures reducing payment schedules as a result of increased or additional competition.

Additional competition, including price competition, could have a material adverse impact on our net revenues and profitability.

We face the risk of capacity constraints, which could have a material adverse effect on our business, results of operations and financial condition.

We compete in the market place primarily on three factors: i) the quality and accuracy of our test results; ii) the speed or turn-around times of our testing services; and iii) our ability to provide after-test support to those physicians requesting consultation. Any unforeseen increase in the volume of clients could strain the capacity of our personnel and systems, leading to unacceptable turn-around times, or customer service failures. In addition, as the number of our clients and specimens increases, our products, services, and infrastructure may not be able to scale accordingly. We may also not be able to hire additional licensed medical technologists that we need to handle increased volumes. Any failure to handle higher volume of requests for our products and services could lead to the loss of established clients and have a material adverse effect on our business, results of operations and financial condition. If we produce inaccurate test results, our clients may choose not to use us in the future. This could severely harm our business, results of operations and financial condition. In addition, based on the importance of the subject matter of our tests, inaccurate results could result in improper treatment of patients, and potential liability for us.

We may fail to protect our facilities, which could have a material adverse effect on our business, results of operations and financial condition.

Our operations are dependent in part upon our ability to protect our laboratory operations against physical damage from explosions, fire, floods, hurricanes, earthquakes, power loss, telecommunications failures, break-ins and similar events. We do not presently have an emergency back-up generator in place at our Tampa, Florida, Nashville, Tennessee, or Fresno, West Sacramento, or Irvine, California laboratory locations that would otherwise mitigate to some extent the effects of a prolonged power outage. The occurrence of any of these events could result in interruptions, delays or cessations in service to clients, which could have a material adverse effect on our business, results of operations and financial condition.

The steps we have taken to protect our proprietary rights may not be adequate, which could result in infringement or misappropriation by third-parties.

We regard our copyrights, trademarks, trade secrets and similar intellectual property as critical to our success, and we rely upon trademark and copyright law, trade secret protection and confidentiality and/or license agreements with our employees, clients, partners and others to protect our proprietary rights. The steps taken by us to protect our proprietary rights may not be adequate or third parties may infringe or misappropriate our copyrights, trademarks, trade secrets and similar proprietary rights. In addition, other parties may assert infringement claims against us.

We are dependent on key personnel and need to hire additional qualified personnel in order for our business to succeed.

Our performance is substantially dependent on the performance of our senior management and key technical personnel. In particular, our success depends substantially on the continued efforts of our senior management team, which currently is composed of a small number of individuals. The loss of the services of any of our executive officers, our medical staff, our laboratory directors or other key employees could have a material adverse effect on our business, results of operations and our financial condition. Our future success also depends on our continuing ability to attract and retain highly qualified managerial and technical personnel as we grow. Competition for such personnel is intense and we may not be able to retain our key managerial and technical employees or may not be able to attract and retain additional highly qualified managerial and technical personnel in the future. The inability to attract and retain the necessary managerial and technical personnel could have a material adverse effect upon our business, results of operations and financial condition.

The failure to obtain necessary additional capital to finance growth and capital requirements, could adversely affect our business, financial condition and results of operations.

We may seek to exploit business opportunities that require more capital than we have currently available. We may not be able to raise such capital on favorable terms or at all, and may be restricted in amount and type of such capital by the agreements governing our existing indebtedness. If we are unable to obtain such additional capital, we may be required to reduce the scope of our anticipated expansion, which could adversely affect our business, financial condition and results of operations.

As of December 31, 2015, we had cash and cash equivalents of approximately $23.4 million and $15.0 million of available borrowing capacity under our senior secured revolving credit facility. We may still need additional capital to fully implement our business, operating and development plans. Should the financing we require to sustain our working capital needs be unavailable or prohibitively expensive when we require it, there could be a material adverse effect on our long-term business, rate of growth, operating results, financial condition and prospects.

Proposed government regulation of Laboratory Developed Tests may result in delays to launching certain laboratory tests and increase our costs to implement new tests.

We frequently develop testing procedures to provide diagnostic results to clients that cannot currently be provided using test kits approved or cleared by the FDA. The FDA has been considering changes to the way that it regulates these Laboratory Developed Tests (“LDTs”). Currently all LDTs are conducted and offered in accordance with the Clinical Laboratory Improvements Amendments (“CLIA”), and individual state licensing procedures. The FDA has published a draft guidance document that would require FDA clearance or approval of a subset of LDTs, as well as a modified approach for some lower risk LDTs that may require FDA oversight short of the full premarket approval or clearance process. FDA is taking the position that it can implement these new LDT regulatory requirements without promulgating formal regulations. As a result, there is a risk that the FDA’s proposed regulatory process could delay the offering of certain tests and result in additional validation costs and fees. There is also an associated risk for us that some tests currently offered might become subject to FDA premarket approval or clearance. This FDA approval or clearance process would be time-consuming and costly, with no guarantee of ultimate approval or clearance.

On July 31, 2014 the FDA issued a notification to Congress of the “Anticipated Details of the Draft Guidance for Industry, Food and Drug Administration Staff, and Clinical Laboratories: Framework for Regulatory Oversight of Laboratory Developed Tests (LDTs)” (“Draft LDT Guidance”). As described in this notification, the FDA planned to provide draft guidance to clinical laboratories that develop their own LDTs regarding how the FDA intends to regulate such laboratories under the Federal Food, Drug, and Cosmetic Act. On October 3, 2014 the FDA issued the draft guidance to clinical laboratories. The regulatory framework will use a risk-based approach to enforce the FDA’s premarket review requirements, and for high-risk tests, the framework may require laboratories to use FDA-approved tests, if available, rather than LDTs. If implemented, the framework outlined in the Draft LDT Guidance may also require us to obtain premarket clearance or approval for certain of our LDTs. Implementation of this framework would include a lengthy phase-in period ranging from two to nine years depending on the risk assessment rating of each particular test. The FDA provided an opportunity for public comment through February 2015, but the Draft LDT Guidance has not been finalized to date. Through the ACLA, the industry has announced its opposition to the Draft LDT Guidance and submitted comments to the FDA in response to the draft guidance. In addition to the ACLA public comment, the FDA received 169 public comments in response to the Draft LDT Guidance, however it remains unknown whether the regulatory framework ultimately implemented by the FDA will differ substantially from the framework described in the Draft LDT Guidance. This FDA regulation may result in increased regulatory burdens for us to register and continue to offer our tests or to develop and introduce new tests and may increase our costs. We do yet know which of our tests would be classified as high-risk and would require a full FDA approval. If such approval was required, we cannot be certain that our tests would obtain FDA approval or clearance.

The FDA’s current proposal could require a significant volume of applications with the FDA which would be burdensome and the FDA could take a long time to review them if every lab in the country files a large volume of registrations and applications for each of their LDT’s.

If we were required to conduct additional clinical trials prior to continuing to sell our current tests or launching any other tests we may develop, those trials could result in delays or failure to obtain necessary regulatory approvals, which could harm our business.

In the event that, in the future, the FDA begins to regulate our tests, it may require additional pre- market clinical testing prior to submitting a regulatory notification or application for commercial sales. Such pre-market clinical testing could delay the commencement or completion of clinical testing, significantly increase our test development costs, delay commercialization of any future tests, and interrupt sales of our current tests. Many of the factors that may cause or lead to a delay in the commencement or completion of clinical trials may also ultimately lead to delay or denial of regulatory clearance or approval. The commencement of clinical trials may be delayed due to insufficient patient enrollment, which is a function of many factors, including the size of the patient population, the nature of the protocol, the proximity of patients to clinical sites and the eligibility criteria for the clinical trial.

We may find it necessary to engage contract research organizations to perform data collection and analysis and other aspects of our clinical trials, which might increase the cost and complexity of our trials. We may also depend on clinical investigators, medical institutions and contract research organizations to perform the trials. If these parties do not successfully carry out their contractual duties or obligations or meet expected deadlines, or if the quality, completeness or accuracy of the clinical data they obtain is compromised due to the failure to adhere to our clinical protocols or for other reasons, our clinical trials may have to be extended, delayed or terminated. Many of these factors would be beyond our control. We may not be able to enter into replacement arrangements without undue delays or considerable expenditures. If there are delays in testing or approvals as a result of the failure to perform by third parties, our research and development costs would increase, and we may not be able to obtain regulatory clearance or approval for our tests. In addition, we may not be able to establish or maintain relationships with these parties on favorable terms, if at all. Each of these outcomes would harm our ability to market our tests, or to achieve sustained profitability.

Failure in our information technology systems could significantly increase testing turn-around time or billing processes and otherwise disrupt our operations.

Our laboratory operations depend, in part, on the continued performance of our information technology systems. Our information technology systems are potentially vulnerable to physical or electronic break-ins, computer viruses and similar disruptions. In addition, we are in the process of integrating the information technology systems of Clarient, and we may experience system failures or interruptions as a result of this process. Sustained system failures or interruption of our systems in one or more of our laboratory operations could disrupt our ability to process laboratory requisitions, perform testing, provide test results in a timely manner and/or bill the appropriate party. Breaches with respect to protected health information could result in violations of the Health Insurance Portability and Accountability Act of 1996 (“HIPAA”), the Health Information Technology for Economic and Clinical Health Act (“HITECH Act”) and analogous state laws, and risk the imposition of significant fines and penalties. Failure of our information technology systems could adversely affect our business, profitability and financial condition.

Healthcare reform programs may impact our business and the pricing we receive for our services.

In March of 2010, health care reform legislation known as the “Patient Protection and Affordable Care Act” was passed into law (the “ACA”). The ACA also makes changes that are expected to significantly impact the pharmaceutical and medical device industries and clinical laboratories. For example, effective December 31, 2017, each medical device manufacturer must pay sales tax in an amount equal to 2.3% of the price for which such manufacturer sells its medical devices that are listed with the FDA. Although the FDA issued Draft LDT Guidance that, if finalized, would regulate certain clinical laboratory tests that are developed and validated by a laboratory for its own use, or LDTs, as medical devices, none of our LDT’s such as our prostate cancer test are currently listed with the FDA. We cannot assure you that the tax will not apply to services such as ours in the future.

The ACA contains several provisions that seek to limit Medicare spending in the future. One key provision in the ACA is the establishment of “Accountable Care Organizations” (“ACO”) under which hospitals and physicians are able to share savings that result from cost control efforts. We cannot predict how the continued establishment and implementation of these new business models will impact on our business. There is the possibility that these organizations will seek to lower reimbursement for the services we provide and some may potentially restrict access to our services. We may not be able to gain access into certain ACOs. These changes could have an adverse and material impact on our operations. In furtherance of health care reform and the reduction in health care expenditures, the ACA contains numerous provisions to be implemented through 2018. There can be no assurance at this time that the implementation of these provisions will not have a material adverse effect on our business.

The ACA provided for states to create health insurance “Marketplaces” where individuals can compare and enroll in Qualified Health Plans (“QHPs”). Individuals with an income less than 400% of the federal poverty level that purchase insurance on a Marketplace may be eligible for federal subsidies to cover a portion of their health insurance premium costs and cost sharing of co-insurance or co-pay obligations. Our patients may be enrolled in QHPs, and we may begin to submit bills to QHPs for services we provide. The presence of federal funds in QHPs in the form of subsidies and cost-sharing may subject providers to heightened government attention and enforcement, which could significantly increase the cost of compliance and could materially impact our operations. For example, it is not clear whether the availability of these federal subsidies classifies a QHP as a federal healthcare program, particularly for purposes of federal fraud and abuse laws. In letters published on October 30, 2013 and February 6, 2014, the former Secretary of the Department of Health & Human Services (“DHHS”), Kathleen Sebelius, indicated that DHHS does not consider QHPs to be federal healthcare programs. However, a judge may not agree with this statement by Secretary Sebelius, and other government regulators may take a different position. For example, subsequent letters from U.S. Senator Charles Grassley to Secretary Sebelius and Attorney General Eric Holder on November 7, 2013 and February 12, 2014 indicate that this issue remains an outstanding question. If QHPs are classified as federal healthcare programs it could significantly increase our costs of compliance.

In furtherance of health care reform and the reduction in health care expenditures, the ACA contains numerous provisions to be implemented through 2018. Additionally, future legislative or judicial actions could materially affect the implementation of the ACA, including its potential repeal. Members of Congress continue to introduce legislation that would repeal, restrict funding for, or significantly amend the ACA, and presidential candidates in the 2016 election have also called for significant overhaul of the ACA. Additionally, the ACA continues to be challenged in a variety of lawsuits. Because of the continued uncertainty about the implementation of the ACA, there can be no assurance at this time that the implementation (or repeal) of these provisions will not have a material adverse effect on our business.

Failure to comply with environmental, health and safety laws and regulations, including the federal Occupational Safety and Health Administration Act, and the Needlestick Safety and Prevention Act could result in fines and penalties and loss of licensure, and have a material adverse effect upon our business.

We are subject to licensing and regulation under federal, state and local laws and regulations relating to the protection of the environment and human health and safety, including laws and regulations relating to the handling, transportation and disposal of medical specimens, infectious and hazardous waste and radioactive materials, as well as regulations relating to the safety and health of laboratory employees. The federal Occupational Safety and Health Administration has established extensive requirements relating to workplace safety for health care employers, including clinical laboratories, whose workers may be exposed to blood-borne pathogens such as HIV and the hepatitis B virus. These requirements, among other things, require work practice controls, protective clothing and equipment, training, medical follow-up, vaccinations and other measures designed to minimize exposure to, and transmission of, blood-borne pathogens. In addition, the Needlestick Safety and Prevention Act requires, among other things, that we include in our safety programs the evaluation and use of engineering controls such as safety needles if found to be effective at reducing the risk of needlestick injuries in the workplace.

Failure to comply with such federal, state and local laws and regulations could subject us to denial of the right to conduct business, fines, criminal penalties and/or other enforcement actions, any of which could have a material adverse effect on our business. In addition, compliance with future legislation could impose additional requirements for us, which may be costly.

Steps taken by government payers, such as Medicare and Medicaid to control the utilization and reimbursement of healthcare services, including esoteric testing may diminish our net revenue.

We face efforts by government payers to reduce utilization as well as reimbursement for laboratory testing services. Changes in governmental reimbursement may result from statutory and regulatory changes, retroactive rate adjustments, administrative rulings and other policy changes.

From time to time, legislative freezes and updates affect some of our tests that are reimbursed by the Medicare program under the Medicare Physician Fee Schedule (“MPFS”) or Clinical Laboratory Fee Schedule (“CLFS”). The MPFS is updated on an annual basis. In the past, the MPFS was updated using a prescribed statutory formula; when application of the statutory formula resulted in lower payments, Congress has passed interim legislation to prevent the reductions. The Medicare Access and CHIP Reauthorization Act of 2015 repealed the previous statutory update formula and specified the update adjustment factors for calendar years 2015 and beyond. If the updated conversion factor results in negative reimbursement in future years, the resulting decrease in payment may adversely affect our revenue, business, operating results, financial condition and prospects.

In addition, recent laws have made changes to Medicare reimbursement for our tests that are reimbursed under the CLFS, many of which have already gone into effect. On October 1, 2015, CMS published a proposed rule to significantly revise the Medicare payment system for clinical diagnostic laboratory tests. The proposed rule provides proposed regulations to implement the provisions of the Protecting Access to Medicare Act of 2014 (“PAMA”), which was signed to law on

April 1, 2014. Under PAMA, applicable laboratories will be required to report to CMS certain information about the payment rates paid by private payers for each clinical diagnostic lab test and the corresponding volumes of such tests furnished during a period of time specified by the Department of Health and Human Services. Under the October 2015 proposed rule, an “applicable laboratory” for purposes of reporting requirements is defined as a laboratory that receives more than 50 percent of its Medicare revenues from the CLFS and MPFS, but only to the extent that a lab receives at least $50,000 in Medicare revenues from the CLFS in a data collection period. Applicable laboratories must report data that includes the payment rate (reflecting all discounts, rebates, coupons and other price concessions) and the volume of each test that was paid by each private payer (including health insurance issuers, group health plans, Medicare Advantage plans and Medicaid managed care organizations). The definition of “applicable” lab may exclude certain types of laboratories that generally received more favorable pricing than other laboratories, and thus the make-up of laboratories reporting pricing data to CMS under the proposed rule may result in lower overall pricing data. Beginning in 2017, the Medicare payment rate for each clinical diagnostic lab test will be equal to the weighted median amount for the test from the most recent data collection period. Also for the years 2017 through 2019, the amount of reduction in the Medicare rate (if any) shall not exceed 10 percent from the prior year’s rate and for the years 2020 through 2022, any reduction shall not exceed 15 percent from the prior year’s rate. It is too early to predict the impact on reimbursement for our tests reimbursed under the CLFS, though we believe the government’s goal is to reduce Medicare program payments for CLFS tests. Specifically, CMS states that it anticipates the effect of the proposed rule on the Medicare program to save $360 million in program payments for CLFS tests furnished in FY 2017, and to save $5.14 billion over 10 years. CMS has also proposed that a laboratory’s failure to comply with reporting obligations, or a laboratory that makes a misrepresentation or omission in reporting required information, would be a violation of the Civil Monetary Penalties Law.

Also under PAMA, the CMS, is required to adopt temporary billing codes to identify new tests and new advanced diagnostic laboratory tests that have been cleared or approved by the FDA. For an existing test that is cleared or approved by the FDA and for which Medicare payment is made as of April 1, 2014, CMS is required to assign a unique billing code if one has not already been assigned by the agency. Further, PAMA provides special payment status to “advanced diagnostic laboratory tests” (“ADLTs”), to allow such ADLTs to be paid using their actual list charge amount during a certain time frame. However, the October 2015 proposed rule would limit the application of such favorable payment status, for example by narrowing the scope of the status to laboratories that provide the ADLT under a single CLIA certificate. We cannot determine at this time the full impact of the new law on our business, financial condition and results of operations.

CMS also adopts regulations and policies, from time to time, revising, limiting or excluding coverage or reimbursement for certain of the tests that we perform. Likewise, many state governments are under budget pressures and are also considering reductions to their Medicaid fees. Further, Medicare, Medicaid and other third party payers audit for overutilization of billed services. Even though all tests performed by us are ordered by our clients, who are responsible for establishing the medical necessity for the tests ordered, we may be subject to recoupment of payments, as the recipient of the payments for such tests, in the event that a third party payer such as CMS determines that the tests failed to meet all applicable criteria for payment. When third party payers, like CMS, revise their coverage regulations or policies, our costs generally increase due to the complexity of complying with additional administrative requirements. Furthermore, Medicaid reimbursement and regulations vary by state. Accordingly, we are subject to varying administrative and billing regulations, which also increase the complexity of servicing such programs and our administrative costs. Finally, state budget pressures have encouraged states to consider several courses that may impact our business, such as delaying payments, restricting coverage eligibility, service coverage restrictions and imposing taxes on our services.

In certain jurisdictions including California, North Carolina, Washington, and Tennessee, Medicare administrative contractors CGS Administrators, Noridian Healthcare Solutions and Palmetto GBA, administer the Molecular Diagnostic Services Program, or MolDX, and establish coverage and reimbursement for certain molecular diagnostic tests, including many of our tests. To obtain Medicare coverage for a molecular diagnostic test (FDA approved or LDT), laboratories must apply for and obtain a unique test identifier or what is known as a “Z” code. For newly developed tests or for established tests that have not been validated for clinical and analytical validity and clinical utility, laboratories must submit a detailed dossier of clinical data to substantiate that the test meets Medicare’s requirements for coverage. We have received favorable coverage for many of our molecular tests, however we have also received non-coverage determinations for many newer tests. The field of molecular diagnostics is evolving very rapidly, and clinical studies on many new tests are still underway. We cannot be assured that some of our molecular tests will ever be covered services by Medicare, nor can we determine when the medical literature will meet the standard for coverage that Medicare administrative contractors have set.

In recent years, Medicare has encouraged beneficiaries to participate in managed care programs, known as “Medicare Advantage” programs, and has encouraged beneficiaries from the traditional fee-for- service Medicare program to switch to Medicare Advantage programs. This has resulted in rapid growth of health insurance and managed care plans offering Medicare Advantage programs and growth in Medicare beneficiary enrollment in these programs. Also in recent years, many states have increasingly mandated that Medicaid beneficiaries enroll in managed care arrangements. If these efforts continue to be successful, we may experience a further shift of traditional Medicare and Medicaid fee-for-service beneficiaries to managed care programs. As a result, we would be required to contract with those private managed care programs in order to be reimbursed for services provided to their Medicare and Medicaid members. There can be no assurance that we will be successful in entering into agreements with these managed care programs at rates of payment similar to those we realize from our non-managed care lines of business.

We expect the initiatives described above to continue and, if they do, to reduce reimbursements for clinical laboratory services, to impose more stringent cost controls on clinical laboratory services and to reduce utilization of clinical laboratory services. These efforts, including changes in law or regulations that may occur in the future, may each individually or collectively have a material adverse impact on our business, operating results, financial condition and prospects.

Our net revenue will be diminished if payers do not adequately cover or reimburse our services.

There has been and will continue to be significant efforts by both federal and state agencies to reduce costs in government healthcare programs and otherwise implement government control of healthcare costs. In addition, increasing emphasis on managed care in the U.S. may continue to put pressure on the pricing of healthcare services. Uncertainty exists as to the coverage and reimbursement status of new applications or services. Third party payers, including governmental payers such as Medicare and private payers, are scrutinizing new medical products and services and may not cover or may limit coverage and the level of reimbursement for our services. Third party insurance coverage may not be available to patients for any of our existing tests or for tests we discover and develop. In addition, a substantial portion of the testing for which we bill our hospital and laboratory clients is ultimately paid by third party payers. Any pricing pressure exerted by these third party payers on our clients may, in turn, be exerted by our clients on us. If government and other third party payers do not provide adequate coverage and reimbursement for our tests, our operating results, cash flows or financial condition may decline.

Third party billing is extremely complicated and results in significant additional costs to us.

Billing for laboratory services is extremely complicated. The customer refers the tests; the payer pays for the tests, and the two may not be the same. Depending on the billing arrangement and applicable laws, we must bill various payers, such as patients, insurance companies, Medicare, Medicaid, doctors and employer groups, hospitals and other laboratories, all of which have different billing requirements. Additionally, we undertake internal audits to evaluate compliance with applicable laws and regulations as well as internal compliance policies and procedures. Insurance companies and government payers such as Medicare and Medicaid also impose routine external audits to evaluate payments, which adds further complexity to the billing process.

Among others, the primary factors which complicate our billing practices are:

•	pricing differences between our fee schedules and the reimbursement rates of the payers;

•	changes in payer rules;

•	disputes with payers as to the party who is responsible for payment

•	disparity in coverage and information requirements among various carriers; and

•	differing pre-authorization requirements across insurance carriers

We incur significant additional costs as a result of our participation in the Medicare and Medicaid programs, as billing and reimbursement for clinical laboratory services are subject to considerable and complex federal and state regulations. The additional costs we expect to incur include those related to: (i) complexity added to our billing processes and systems; (ii) training and education of our employees and clients; (iii) implementing compliance procedures and oversight; (iv) collections and legal costs; and (v) costs associated with, among other factors, challenging coverage and payment denials and providing patients with information regarding claims processing and services, such as advance beneficiary notices.

Our operations are subject to strict laws prohibiting fraudulent billing and other abuse, and our failure to comply with such laws could result in substantial penalties.

Of particular importance to our operations are federal and state laws prohibiting fraudulent billing and providing for the recovery of overpayments. In particular, if we fail to comply with federal and state documentation, coding and billing rules, we could be subject to liability under the federal False Claims Act, including criminal and/or civil penalties, loss of licenses and exclusion from the Medicare and Medicaid programs. The False Claims Act prohibits individuals and companies from knowingly submitting false claims for payments to, or improperly retaining overpayments from, the government.

If an entity is determined to have violated the federal False Claims Act, it may be required to pay up to three times the actual damages sustained by the government, plus civil penalties of between $5,500 and $11,000 for each separate false claim. Further, False Claims Act liability may lead to exclusion from participation in Medicare, Medicaid and other federal healthcare programs. There are a number of potential bases for liability under the federal False Claims Act. For example, liability arises when an entity knowingly submits, or causes another to submit, a claim for reimbursement to the federal government for a service which was not provided or which did not qualify for reimbursement. Submitting a claim with reckless disregard or deliberate ignorance of its truth or falsity could also result in liability under the False Claims Act. The False Claims Act’s “whistleblower” or “qui tam” provisions are being used with more frequency to challenge the reimbursement practices of providers and suppliers. Those provisions allow a private individual to bring an action on behalf of the government alleging that the defendant has submitted false claims for payment to the federal government. The government must decide whether to intervene in the lawsuit and whether to prosecute the case. If it declines to do so, the individual may pursue the case alone, although the government must be kept apprised of the progress of the lawsuit. Whether or not the federal government intervenes in the case, it will receive the majority of any recovery. The successful qui tam relator who brought the case is entitled to a portion of the proceeds and its attorneys’ fees and costs. In addition, various states have enacted laws modeled after the federal False Claims Act, which prohibit submitting false claims for payment to the state or, in some states, to other commercial payers.

Government investigations of clinical laboratories have been ongoing for a number of years and are expected to continue in the future. When we submit bills for our services to third-party payers, we must follow complex documentation, coding and billing rules which are based on federal and state laws, rules and regulations, various government publications, and on industry practice. A large number of laboratories have entered into substantial settlements with the federal and state governments for alleged noncompliance under these laws and rules. Private payers have also brought civil actions against laboratories which have resulted in substantial judgments. Failure to follow these rules could result in potential civil liability under the False Claims Act, under which extensive financial penalties can be imposed. It could further result in criminal liability under various federal and state criminal statutes. For example, there are various state and federal laws and rules regulating laboratory billing practices, such as prohibiting a clinical laboratory from charging a higher price for tests ordered by a physician and provided by a third party (anti-markup rules) as well as requiring direct billing of certain laboratory services by the laboratory performing the tests instead of allowing the laboratory to bill the ordering clinician for the test (direct billing rules).

We submit thousands of claims for Medicare and other payments and we cannot guarantee that there have not been errors in our claims, or in Clarient’s claims. While we maintain a robust compliance program that includes consistent, detailed review of our documentation, coding and billing practices, the rules are frequently vague, complex, and continually changing and we cannot assure that governmental investigators, private insurers or private whistleblowers will not challenge our practices. Such a challenge could result in a material adverse effect on our business.

The failure to comply with significant government regulation and laboratory operations may subject us to liability, penalties or limitation of operations.

As discussed in the Government Regulation section of our business description contained in this report, we are subject to extensive state and federal regulatory oversight. Specifically, our laboratories must satisfy federal requirements under the Clinical Laboratory Improvements Amendments to maintain the appropriate CLIA Certificate for all testing performed at the lab. Additionally, most states have adopted various laws and regulations setting standards for laboratories performing clinical laboratory testing and requiring laboratories to obtain and maintain a state laboratory license prior before the laboratory is authorized to perform testing. These state licensure laws often address permissible and prohibited practices involving telehealth and telepathology.

Upon periodic inspection or survey, our laboratory locations may be found to be non-compliant with CLIA requirements or with applicable licensure or certification laws. The sanctions for failure to comply with CLIA, state licensure requirements, or other applicable laws and regulations could include the suspension, revocation, or limitation of the right to perform clinical laboratory services or receive compensation for those services, as well as the requirement to enter into a corrective action plan to monitor compliance, and the imposition of civil or criminal penalties or administrative fines. In addition, any new legislation or regulation or the application of existing laws and regulations in ways that we have not anticipated could have a material adverse effect on our business, results of operations and financial condition.

Existing federal laws governing Medicare and Medicaid, as well as some other state and federal laws, also regulate certain aspects of the relationship between healthcare providers, including clinical laboratories, and their referral sources, including physicians, hospitals and other laboratories. Certain of these laws, known as the “anti-kickback laws” and the “Stark Law”, contain extremely broad proscriptions. Violation of these laws may result in criminal penalties, exclusion from participation in the Medicare, Medicaid, and other federal healthcare programs, and significant civil monetary penalties, as well as False Claims Act liability. We seek to structure our arrangements with physicians and other clients to be in compliance with the anti-kickback laws, Stark Law and similar state laws, and to keep up-to-date on developments concerning their application by various means, including consultation with legal counsel and review of the annual OIG Work Plan identifying targeted issues. We cannot guarantee, however, that government authorities will not take a contrary view and impose civil monetary penalties and exclude us based on our arrangements with physicians and other clients.

The federal Civil Monetary Penalties Law (“federal CMP Law”) imposes civil monetary penalties and exclusion from Medicare and Medicaid programs on any person who offers or transfers remuneration to any patient who is a Medicare or Medicaid beneficiary, when the person knows or should know that the remuneration is likely to induce the patient to receive medical services from a particular provider. The federal CMP Law applies, among other things, to many kinds of inducements or benefits provided to patients, including complimentary items, services or transportation that are of more than a nominal value. We have structured our operations and provision of services to patients in a manner that we believe complies with the law and its interpretation by government authorities. We cannot guarantee, however, that government authorities will not take a contrary view and impose civil monetary penalties and exclude us for past or present practices.

Furthermore, HIPAA, the HITECH Act, and associated regulations and similar state laws contain provisions that require the electronic exchange of health information, such as claims submission and receipt of remittances, using standard transactions and code sets (“Standards”) and regulate the use and disclosure of patient records and other Protected Health Information (“PHI”). These provisions, which address security and confidentiality of patient information as well as the administrative aspects of claims handling, have very broad applicability and they specifically apply to many healthcare providers, including physicians and clinical laboratories. Although we believe we are in material compliance with the Standards, Security and Privacy rules under HIPAA and the HITECH Act and state privacy and security laws, a failure to comply with these laws could have a material adverse effect on our business, results of operations and financial condition and subject us to liability. Additionally, the amendments to HIPAA in the HITECH Act provide that the state Attorneys General may bring an action against a covered entity, such as us, for a violation of HIPAA.

The failure to comply with physician self-referral laws may subject us to liability, penalties or limitation of operations

We are subject to the federal Stark Law, as well as similar state statutes and regulations, which prohibit payments for certain health care services (“designated health services” or “DHS”) rendered as a result of referrals by physicians to DHS entities with which the physicians (or immediate family members) have a financial relationship. A “financial relationship” includes both an ownership interest and/or a compensation arrangement with a physician, both direct and indirect, and DHS includes, but is not limited to, laboratory services. The Stark Law prohibits an entity that receives a prohibited DHS referral from seeking payment from Medicare for any DHS services performed as a result of such a referral, unless an arrangement is carefully structure to satisfy every requirement of a regulatory exception. The Stark Law is a strict liability statute, and thus any technical violation requires repayment of all “tainted” referrals, regardless of the intent. Penalties for violating the Stark Law may include the denial of payment to an entity for the impermissible provision of DHS, the requirement to refund any amounts collected in violation of the Stark Law, and civil monetary penalties of up to $15,000 for each violation and $100,000 for each circumvention arrangement or scheme. Other implications of a Stark Law violation may include criminal penalties, exclusion from Medicare and Medicaid programs, and potential False Claims Act liability, including via “qui tam” action.

Further, many states have promulgated self-referral laws and regulations similar to the federal Stark Law, but these vary significantly based on the state. In addition to services reimbursed by Medicaid or government payers, often these state laws and regulations can encompass services reimbursed by private payers as well. Penalties for violating state self-referral laws and regulations vary based on the state, but often include civil and criminal penalties, exclusion from Medicaid, and loss of licenses.

Our financial arrangements with physicians are governed by the federal Stark Law, and we rely on certain exceptions to the Stark Law with respect to such relationships. While we believe that our financial relationships with physicians and referral practices are in compliance with applicable laws and regulations, we cannot guarantee that government authorities would agree. If we are found by the government to be in violation of the Stark Law, we could be subject to significant penalties, including fines as specified above, exclusion from participation in government and private payer programs and requirements to refund amounts previously received from government. Further, as our operations expand into new states and jurisdictions, we must continually evaluate whether our relationships with physicians comply with that jurisdiction’s laws. This may require structural and organizational modifications to our relationships with physicians which could adversely affect our results of operations and financial condition.

The failure to comply with Anti-Kickback laws may subject us to liability, penalties or limitation of operations

We are subject to the federal Anti-Kickback Statute (“federal AKS”), as well as similar state statutes and regulations, which prohibit the offer, payment, solicitation or receipt of any form of remuneration in return for referring, ordering, leasing, purchasing or arranging for or recommending the ordering, purchasing or leasing of items or services payable by Medicare, Medicaid or any other federally funded healthcare program. The federal AKS defines remuneration to include anything of value, in cash or in kind, and thus can implicate financial relationships including payments not commensurate with fair market value, such as in the form of space, equipment leases, professional or technical services or anything else of value.

The federal AKS is an “intent-based” statute, meaning that a violation occurs when one or both parties intend the remuneration to be in exchange for or to induce referrals. Violations of the federal AKS may result in substantial civil or criminal penalties, including criminal fines of up to $25,000, imprisonment of up to five years, civil penalties under the federal CMP Law of up to $50,000 for each violation, plus three times the remuneration involved, civil penalties under the federal False Claims Act of up to $11,000 for each claim submitted, plus three times the amounts paid for such claims and exclusion from participation in the Medicare and Medicaid programs. If we face these penalties or the participation exclusion, it could significantly reduce our revenues and could have a material adverse effect on our business.

Further, most states have adopted similar anti-kickback laws prohibiting the offer, payment, solicitation or receipt of remuneration in exchange for referrals, and typically impose criminal and civil penalties as well as loss of licenses. Some of these state laws apply to items and services paid for by private payers as well as to government payers. In addition, many states have adopted laws prohibiting the splitting or sharing of fees between physicians and non-physicians, as well as between treating physicians and referral sources. We believe our arrangements with physicians comply with the federal AKS, and state anti-kickback and fee-splitting laws of the states in which we operate, however, if government regulatory authorities were to disagree, we could be subject to civil and criminal penalties, and be required to restructure or terminate our contractual and other arrangements with physicians. This could result in a loss of revenue and have a material adverse effect on our business.

Some states have also adopted laws prohibiting the corporate practice of medicine, or prohibiting business corporations from employing physicians or engaging in activities considered to be the “practice of medicine.” In these states, we rely on service agreements with physicians and/or professional associations owned by physicians, to perform needed professional pathology services. We cannot assure you that a physician or physician’s professional organization will not seek to terminate an agreement with us on any basis, nor can we assure you that governmental authorities in those states will not seek termination of these arrangements on the basis of state laws prohibiting the corporate practice of medicine.

A failure to comply with governmental payer regulations could result in our being excluded from participation in Medicare, Medicaid or other governmental payer programs, which would decrease our revenues and adversely affect our results of operations and financial condition.

Tests which are reimbursed by Medicare and other Government payers (for example, State Medicaid programs) accounted for approximately 21%, 20% and 25% of our revenues for the years ended December 31, 2015, 2014 and 2013, respectively. We anticipate that the acquisition of Clarient will lower our Medicare mix slightly moving forward. The Medicare program imposes extensive and detailed requirements on diagnostic service providers, including, but not limited to, rules that govern how we structure our relationships with physicians, how and when we submit claims for reimbursement and how we provide specialized diagnostic laboratory services. Further, we are prohibited from contracting with any individuals or entities who have been excluded from participation in Medicare or Medicaid and are listed on the OIG’s List of Excluded Individuals and Entities List. Contracting with excluded individuals or entities, such as hiring an excluded person or contracting with an excluded vendor, can result in significant penalties.

Our failure to comply with applicable Medicare, Medicaid and other governmental payer rules could result in our inability to participate in a governmental payer program, an obligation to repay funds already paid to us for services performed, civil monetary penalties, criminal penalties, False Claims Act liability and/or limitations on the operational function of our laboratory. If we were unable to receive reimbursement under a governmental payer program, a substantial portion of our revenues would be lost, which would adversely affect our results of operations and financial condition.

Failure to comply with the HIPAA Privacy, Security and Breach Notification Regulations may increase our operational costs.

The HIPAA privacy and security regulations establish comprehensive federal standards with respect to the uses and disclosures of PHI by certain entities including health plans and health care providers, and set standards to protect the confidentiality, integrity and availability of electronic PHI. The regulations establish a complex regulatory framework on a variety of subjects, including, for example, the circumstances under which uses and disclosures of PHI are permitted or required without a specific authorization by the patient; a patient’s right to access, amend and receive an accounting of certain disclosures of PHI; the content of notices of privacy practices describing how PHI is used and disclosed and individuals’ rights with respect to their PHI; and implementation of administrative, technical and physical safeguards to protect privacy and security of PHI. Recent revisions to HIPAA allow patients the option to obtain certain of their test reports directly from the laboratory, instead of learning the results from the ordering physician. We have implemented policies and procedures to comply with the HIPAA privacy and security laws and regulations. The privacy regulations establish a uniform federal standard but do not supersede state laws that may be more stringent. Therefore, we are required to comply with both federal privacy and security regulations and varying state privacy and security laws and regulations. The federal privacy regulations restrict our ability to use or disclose certain individually identifiable patient health information, without patient authorization, for purposes other than payment, treatment or health care operations (as defined by HIPAA), except for disclosures for various public policy purposes and other permitted purposes outlined in the privacy regulations.

The HITECH Act and its implementing regulations also require healthcare providers like us to notify affected individuals, the Secretary of the U.S. Department of Health and Human Services, and in some cases, the media, when PHI has been breached as defined under and following the requirements of HIPAA. Many states have similar breach notification laws. In the event of a breach, we could incur operational and financial costs related to remediation as well as preparation and delivery of the notices, which costs could be substantial. Additionally, HIPAA, the HITECH Act, and their implementing regulations provide for significant civil fines, criminal penalties, and other sanctions for failure to comply with the privacy, security, and breach notification rules, including for wrongful or impermissible use or disclosure of PHI. Although the HIPAA statute and regulations do not expressly provide for a private right of action for damages, we could incur damages under state laws to private parties for the wrongful or impermissible use or disclosure of confidential health information or other private personal information. Additionally, amendments to HIPAA provide that the state Attorneys General may bring an action against a covered entity, such as us, for a violation of HIPAA. We insure some of our risk with respect to HIPAA security breaches although there could be operational costs associated with HIPAA breaches above our insured limits.

Changes in regulations, payer policies or contracting arrangements with payers or changes in other laws, regulations or policies may adversely affect coverage or reimbursement for our specialized diagnostic services, which may decrease our revenues and adversely affect our results of operations and financial condition.

Governmental payers, as well as private insurers and private payers, have implemented and will continue to implement measures to control the cost, utilization and delivery of healthcare services, including clinical laboratory and pathology services. Congress and federal agencies, such as CMS, have, from time to time, implemented changes to laws and regulations governing healthcare service providers, including specialized diagnostic service providers. These changes have adversely affected and may in the future adversely affect coverage for our services. We also believe that healthcare professionals may not use our services if third-party payers do not provide adequate coverage and reimbursement for them. These changes in federal, state, local and third-party payer regulations or policies may decrease our revenues and adversely affect our results of operations and financial condition. We will continue to be a non-contracting provider until such time as we enter into contracts with third-party payers with whom we are not currently contracted. Because a portion of our revenues is from third-party payers with whom we are not currently contracted, it is likely that we will be required to make positive or negative adjustments to accounting estimates with respect to contractual allowances in the future, which may adversely affect our results of operations, our credibility with financial analysts and investors, and our stock price.

We are subject to security risks which could harm our operations.

HIPAA and the HITECH Act imposed additional requirements, restrictions and penalties on covered entities and their business associates to, among other things, deter breaches of security. As a result, the remedial actions required, the reporting requirements, and sanctions for a breach are stringent. Our electronic health records system is periodically modified to meet applicable security standards. Despite the implementation of various security measures by us, our infrastructure may be vulnerable to computer viruses, break-ins and similar disruptive problems caused by our clients or others, which could lead to interruption, delays or cessation in service to our clients. Further, such incidents, whether electronic or physical could also potentially jeopardize the security of confidential information, including PHI stored in our computer systems as it relates to clients, patients, and other parties connected through us, which may deter potential clients and give rise to uncertain liability to parties whose security or privacy has been infringed. A significant security breach could result in fines, loss of clients, damage to our reputation, direct damages, costs of repair and detection, costs to remedy the breach, and other expenses. We insure some of our risk with respect to security breaches but the occurrence of any of the foregoing events could have a material adverse effect on our business, results of operations and financial condition.

Clinicians or patients using our services may sue us, and our insurance may not sufficiently cover all claims brought against us, which will increase our expenses.

The development, marketing, sale and performance of healthcare services expose us to the risk of litigation, including professional negligence. Damages assessed in connection with, and the costs of defending, any legal action could be substantial. We may be faced with litigation claims that exceed our insurance coverage or are not covered under any of our insurance policies. In addition, litigation could have a material adverse effect on our business if it impacts our existing and potential customer relationships, creates adverse public relations, diverts management resources from the operation of the business, or hampers our ability to otherwise conduct our business.

We must hire and retain qualified sales representatives to grow our sales, if not, our existing business and our results of operations and financial condition will likely suffer

Our ability to retain existing clients for our specialized diagnostic services and attract new clients is dependent upon retaining existing sales representatives and hiring and training new sales representatives, which is an expensive and time-consuming process. We face intense competition for qualified sales personnel and our inability to hire or retain an adequate number of sales representatives could limit our ability to maintain or expand our business and increase sales. Even if we are able to increase our sales force, our new sales personnel may not commit the necessary resources or provide sufficient high quality service and attention to effectively market and sell our services. If we are unable to maintain and expand our marketing and sales networks or if our sales personnel do not perform to our standards, we may be unable to maintain or grow our existing business and our results of operations and financial condition will likely suffer accordingly. If a sales representative ceases employment, we risk the loss of client goodwill based on the impairment of relationships developed between the sales representative and the healthcare professionals for whom the sales representative was responsible. This is particularly a risk if the representative goes to work for a competitor, as the healthcare professionals that are our clients may choose to use a competitor’s services based on their relationship with our former sales representative.

Further, non-compliant activities and unlawful conduct by sales and marketing personnel could give rise to significant risks under the federal AKS. We require extensive, comprehensive training of all sales and marketing personnel, but cannot guarantee that every staff member will comply with the training. Thus, in addition to the cost of training sales and marketing personnel, we could face liability under the Anti-Kickback Statute for non-compliance by individuals engaged in prohibited sales and marketing activities.

Performance issues, service interruptions or price increases by our shipping carrier could adversely affect our business, results of operations and financial condition, and harm our reputation and ability to provide our specialized diagnostic services on a timely basis

Expedited, reliable shipping is essential to our operations. One of our marketing strategies entails highlighting the reliability of our point-to-point transport of patient samples. We rely heavily on a single provider of transport services, FedEx (“the Carrier”), for reliable and secure point-to-point transport of patient samples to our laboratory and enhanced tracking of these patient samples. Should the Carrier encounter delivery performance issues such as loss, damage or destruction of a sample, it may be difficult to replace our patient samples in a timely manner and such occurrences may damage our reputation and lead to decreased demand for our services and increased cost and expense to our business. In addition, any significant increase in shipping rates could adversely affect our operating margins and results of operations. Similarly, strikes, severe weather, natural disasters or other service interruptions by delivery services we use would adversely affect our ability to receive and process patient samples on a timely basis. If the Carrier or we were to terminate our relationship, we would be required to find another party to provide expedited, reliable point-to-point transport of our patient samples. There are only a few other providers of such nationwide transport services, and there can be no assurance that we will be able to enter into arrangements with such other providers on acceptable terms, if at all. Finding a new provider of transport services would be time-consuming and costly and result in delays in our ability to provide our specialized diagnostic services. Even if we were to enter into an arrangement with such provider, there can be no assurance that they will provide the same level of quality in transport services currently provided to us by the Carrier. If the new provider does not provide the required quality and reliable transport services, it could adversely affect our business, reputation, results of operations and financial condition.

We use biological and hazardous materials that require considerable expertise and expense for handling, storage or disposal and may result in claims against us

We work with hazardous materials, including chemicals, biological agents and compounds, blood samples and other human tissue that could be dangerous to human health and safety or the environment. Our operations also produce hazardous and bio hazardous waste products. Federal, state and local laws and regulations govern the use, generation, manufacture, storage, handling and disposal of these materials and wastes. Compliance with applicable environmental laws and regulations may be expensive, and current or future environmental laws and regulations may impair business efforts. If we do not comply with applicable regulations, we may be subject to fines and penalties. In addition, we cannot entirely eliminate the risk of accidental injury or contamination from these materials or wastes. Our general liability insurance and/or workers’ compensation insurance policy may not cover damages and fines arising from biological or hazardous waste exposure or contamination. Accordingly, in the event of contamination or injury, we could be held liable for damages or penalized with fines in an amount exceeding our resources, and our operations could be suspended or otherwise adversely affected.

Risks Relating to Our Common Stock

We are subject to agreements with certain of our stockholders that govern the election of certain members of our board of directors.

We and certain of our stockholders are parties to agreements that, among other things, give such stockholders the right to designate directors to our Board of Directors. GE Medical is entitled to designate for nomination one director for election, and Aspen has the right to elect three out of the ten directors authorized for our Board of Directors and to nominate one mutually acceptable independent director. Accordingly, it is anticipated that GE Medical and Aspen will continue to have the ability to effectively elect a substantial number of the members of our Board of Directors.

As a result of the Acquisition, GE Medical has a significant influence over us and actions requiring general stockholder approval.

As a result of the Acquisition, GE Medical owns approximately 32.8% of our total voting power based on the number of shares of common stock outstanding as of March 9, 2016. This percentage may increase upon the conversion of shares of Series A Preferred Stock (including any additional shares of Series A Preferred Stock issued as payment-in-kind dividends into common stock if such preferred stock is not first redeemed. In connection with the Acquisition, we increased the size of our board of directors from eight to ten with one of the vacancies created by such increase to be filled by a director selected for appointment to the Board of Directors by GE Medical. In addition, the Investor Board Rights, Lockup And Standstill Agreement with GE Medical contains certain rights in favor of GE Medical, including requiring GE Medical’s approval before we can further increase the size of our Board of Directors and providing GE Medical with the right to participate in future rights offerings to our current stockholders as if the Series A Preferred Stock issued to GE Medical had been converted into shares of common stock. The terms of the Series A Preferred Stock issued to GE Medical provide that, without GE Medical’s consent, we may not, among other things, repurchase outstanding shares of our common stock, or engage in certain other transactions.

As a result, GE Medical will have significant influence over matters requiring stockholder approval, including future amendments to our Amended and Restated Articles of Incorporation or other significant or extraordinary transactions. GE Medical’s interests may differ from the interests of our other shareholders with respect to certain matters.

In addition, having GE Medical as a significant stockholder may have the effect of making it more difficult for a third party to acquire, or of discouraging a third party from seeking to acquire, a majority of our outstanding shares of common stock or control of the Board of Directors through a proxy solicitation.

Future sales of our common stock by GE Medical, or the perception that such sales may occur, could cause our stock price to decline.

The shares of common stock we issued to GE Medical as consideration in the Acquisition are restricted, but GE Medical may sell such shares under certain circumstances. Under the Investor Board Rights, Lockup and Standstill

Agreement, GE Medical’s ability to sell its shares of our common stock is limited for the specified lockup period, subject to volume limitations under Rule 144 under the Securities Act of 1933, as amended (the “Securities Act”), and other exceptions. Furthermore, under the Registration Rights Agreement with GE Medical we are required to file, upon expiration of a lockup period, a registration statement for the resale of common stock by GE Medical, which registration statement when declared effective will allow GE Medical to sell a significant number of shares of our common stock in a short period of time. The sale of a substantial number of shares of our common stock by GE Medical or our other stockholders or the perception that such sales may occur could cause our stock price to decline, make it more difficult for us to raise funds through future offerings of our common stock or acquire other businesses using our common stock as consideration.

We currently do not expect to pay any cash dividends and the price of our stock may not appreciate.

We do not anticipate paying dividends on our common stock in the foreseeable future. Rather, we plan to retain earnings, if any, for the operation and expansion of our business. If we do not pay dividends, the price of our common stock must appreciate for you to recognize a gain on your investment upon sale. This appreciation may not occur.

We may become involved in securities class action litigation that could divert management’s attention and harm our business.

The stock markets have from time to time experienced significant price and volume fluctuations that have affected the market prices for the common stock of diagnostic companies. These broad market fluctuations may cause the market price of our common stock to decline. In the past, securities class action litigation has often been brought against a company following a decline in the market price of its securities. This risk is especially relevant for us because clinical laboratory service companies have experienced significant stock price volatility in recent years. We may become involved in this type of litigation in the future. Litigation often is expensive and diverts management’s attention and resources, which could adversely affect our business.

If any securities analyst downgrades our common stock or our sector, the price of our common stock could be negatively affected.

Securities analysts may publish reports about us or our industry containing information about us that may affect the trading price of our common stock. If a securities or industry analyst downgrades the outlook for our common stock or one of our competitors’ stocks or chooses to terminate coverage of our common stock, the trading price of our common stock may be negatively affected.

The price of our common stock may fluctuate significantly.

The price of our common stock has been, and is likely to continue to be, volatile, which means that it could decline substantially within a short period of time. For example, the per share price of our common stock traded on the NASDAQ Capital Market ranged from $2.95 to $8.48 for the period from January 1, 2014 to December 31, 2015. The price of our common stock could fluctuate significantly for many reasons, including the following:

•	future announcements concerning us or our competitors;

•	regulatory developments and enforcement actions bearing on advertising, marketing or sales;

•	reports and recommendations of analysts and whether or not we meet the milestones and metrics set forth in such reports;

•	gaining or losing large customers or managed care plans;

•	introduction of new products or services;

•	acquisition or loss of significant manufacturers, distributors or suppliers or an inability to obtain sufficient quantities of materials needed to provide our services;

•	quarterly variations in operating results;

•	business acquisitions or divestitures;

•	changes in governmental or third-party reimbursement practices and rates; and fluctuations in the economy, political events or general market conditions.

In addition, stock markets in general and the market for shares of health care stocks in particular, have experienced extreme price and volume fluctuations in recent years, fluctuations that frequently have been unrelated to the operating performance of the affected companies. These broad market fluctuations may adversely affect the market price of our common stock. The market price of our common stock could decline below its current price and the market price of our shares may fluctuate significantly in the future. These fluctuations may be unrelated to our performance.

FORWARD-LOOKING STATEMENTS

Information included or incorporated by reference in this prospectus contains forward-looking statements. These forward-looking statements include, but are not limited to, statements concerning our strategy, future operations, future financial position, future revenues, changing reimbursement levels from government payers and private insurers, projected costs, prospects and plans and objectives of management. The words “anticipates,” “believes,” “estimates,” “expects,” “intends,” “may,” “plans,” “projects,” “will,” “would” and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words. We may not actually achieve the plans, intentions or expectations disclosed in our forward-looking statements and you should not place undue reliance on our forward-looking statements. These forward-looking statements involve known and unknown risks and uncertainties that could cause our actual results, performance or achievements to differ materially from those expressed or implied by the forward-looking statements, including, without limitation, the risks set forth under “Risk Factors” and in our other filings with the SEC.

Forward-looking statements include, but are not limited to, statements about:

•	Our ability to implement our business strategy;

•	The expected reimbursement levels from governmental payers and private insurers and proposed changes to those levels;

•	The application, to our business and the services we provide, of existing laws, rules and regulations, including without limitation, Medicare laws, anti-kickback laws, Health Insurance Portability and Accountability Act of 1996 (“HIPAA”) regulations, state medical privacy laws, federal and state false claims laws and corporate practice of medicine laws;

•	Regulatory developments in the United States including increasing downward pressure on health care reimbursement;

•	Our ability to maintain our license under the CLIA;

•	FDA regulation of Laboratory Developed Tests;

•	Failure to timely or accurately bill for our services;

•	Our ability to expand our operations and increase our market share;

•	Our ability to expand our service offerings by adding new testing capabilities;

•	Our ability to meet our future capital requirements;

•	Our ability to successfully integrate Clarient into NeoGenomics including consolidating systems and facilities;

•	Our ability to integrate future acquisitions and costs related to such acquisitions;

•	The impact of internalization of testing by customers;

•	Our ability to compete with other diagnostic laboratories;

•	Our ability to hire and retain sufficient managerial, sales, clinical and other personnel to meet our needs;

•	Our ability to successfully scale our business, including expanding our facilities, our backup systems and infrastructure;

•	Our ability to generate sufficient cash flow from our license agreement with Health Discovery Corporation to support its fair value; and

•	The accuracy of our estimates regarding reimbursement, expenses, future revenues and capital requirements.

These forward-looking statements represent our management’s beliefs and assumptions only as of the date made. You should read this prospectus, including any documents incorporated herein by reference, completely and with the understanding that our actual future results may be materially different from what we expect.

Except as required by law, we assume no obligation to update these forward-looking statements publicly, or to update the reasons actual results could differ materially from those anticipated in these forward-looking statements, even if new information becomes available in the future.

USE OF PROCEEDS

This prospectus relates to shares of our common stock that may be offered and sold from time to time by certain selling stockholders. We will not receive any proceeds from the offer and sale from time to time by the selling stockholders of any of the shares of common stock offered pursuant to this prospectus.

SELLING STOCKHOLDERS

This prospectus covers the resale by the selling stockholders identified below of 305,724 shares of our common stock. The following table sets forth the number of shares of our common stock beneficially owned by the selling stockholders as of April 20, 2016, and after giving effect to this offering. The selling stockholders may sell some, all or none of their shares. We do not know how long the selling stockholders will hold the shares before selling them, and we currently have no agreements, arrangements or understandings with the selling stockholders regarding the sale or other disposition of any of the shares. The shares covered hereby may be offered from time to time by the selling stockholders. In addition, the selling stockholders may sell, transfer or otherwise dispose of, at any time or from time to time, all or a portion of the shares of common stock beneficially owned by the selling stockholders in transactions exempt from the registration requirements of the Securities Act. None of the selling stockholders received any of our securities as compensation for underwriting services.

The number of shares beneficially owned by each stockholder is determined under rules issued by the SEC and includes voting or investment power with respect to securities. Under these rules, beneficial ownership includes any shares as to which the individual or entity has sole or shared voting power or investment power. In computing the number of shares beneficially owned by an individual or entity and the percentage ownership of that person, shares of common stock subject to options or other rights held by such person that are currently exercisable or will become exercisable within 60 days, are considered outstanding, although these shares are not considered outstanding for purposes of computing the percentage ownership of any other person. Each of the stockholders listed has sole voting and investment power with respect to the shares beneficially owned by the stockholder unless noted otherwise, subject to community property laws where applicable.

	Shares Beneficially Owned Before Offering			Maximum Number of Shares That May Be Sold In The Offering	Shares Beneficially Owned After Offering
Name of Selling Stockholder	(#)	(%)(1)			(#)(2)	(%)(1)(2)
Steven C. Jones(3)	4,874,095	6.3%		238,826	4,635,269	6.0%
Jones Network, LP(4)	50,476	*	%	50,476	—	*	%
Steven C. Jones ROTH IRA(5)	16,422	*	%	16,422	—	*	%

*	Less than 1%.
(1)	Applicable percentage of ownership is based on 77,117,678 shares of our common stock outstanding as of April 20, 2016, together with securities exercisable or convertible into shares of common stock within 60 days of April 20, 2016, for each stockholder.
(2)	Assumes the sale by the selling stockholders of all shares of common stock registered pursuant to this prospectus.
(3)	Steven C. Jones, our Executive Vice President of Finance and Chief Compliance Officer and a member of our Board of Directors, has direct ownership of 286,251 shares, options exercisable within (60) days of April 20, 2016 to purchase 75,000 shares and warrants exercisable within 60 days of April 20, 2016 to purchase an additional 450,000 shares. Mr. Jones’ beneficial ownership before and after the offering also includes (i) 3,790,211 shares owned by Aspen Select Healthcare, LP (“Aspen”) (including 462,466 shares for which Aspen has received a voting proxy), for which Mr. Jones is a managing member, (iii) 50,476 shares owned by the Jones Network, LP, a family limited partnership that Mr. Jones controls (see Note 4), (iv) 190,000 shares owned by the Steven & Carisa Jones Defined Benefit Pension Plan & Trust for the benefit of Mr. Jones and his immediate family, and (v) 32,157 shares held in certain individual retirement and custodial accounts for the benefit of Mr. Jones and his immediate family, including the Steven C, Jones ROTH IRA (see Note 5). Mr. Jones disclaims beneficial ownership of the shares held by Aspen, Jones Network, LP, the Steven & Carisa Jones Defined Benefit Pension Plan & Trust and the aforementioned individual retirement and custodial accounts, except to the extent of his underlying pecuniary interests therein.
(4)	Jones Network, LP is a family limited partnership controlled by Steven C. Jones. The shares to be sold by Jones Network, LP in this offering were received in a distribution from Aspen.
(5)	The shares being sold by Steven C. Jones ROTH IRA in this offering were received in a distribution from Aspen.

PLAN OF DISTRIBUTION

The common stock offered by this prospectus is being offered by the selling stockholders, which as used herein includes donees, pledgees, transferees or other successors-in-interest selling shares of common stock or interests in shares of common stock received after the date of this prospectus from a selling stockholder as a gift, pledge, partnership distribution or other transfer. The common stock may be sold or distributed from time to time by the selling stockholders directly to one or more purchasers or through brokers, dealers, or underwriters who may act solely as agents at market prices prevailing at the time of sale, at prices related to the prevailing market prices, at negotiated prices, or at fixed prices, which may be changed. The sale of the common stock offered by this prospectus may be affected in one or more of the following methods:

•	ordinary brokers’ transactions;

•	transactions involving cross or block trades;

•	through brokers, dealers, or underwriters who may act solely as agents;

•	“at the market” into an existing market for the common stock;

•	in other ways not involving market makers or established business markets, including direct sales to purchasers or sales effected through agents;

•	in privately negotiated transactions; or

•	any combination of the foregoing.

In order to comply with the securities laws of certain states, if applicable, the shares may be sold only through registered or licensed brokers or dealers. In addition, in certain states, the shares may not be sold unless they have been registered or qualified for sale in the state or an exemption from the registration or qualification requirement is available and complied with.

Brokers, dealers, underwriters, or agents participating in the distribution of the shares as agents may receive compensation in the form of commissions, discounts, or concessions from the selling stockholders and/or purchasers of the common stock for whom the broker-dealers may act as agent. The compensation paid to a particular broker-dealer may be less than or in excess of customary commissions.

Neither we nor the selling stockholders can presently estimate the amount of compensation that any agent will receive. We know of no existing arrangements between the selling stockholders, any other stockholder, broker, dealer, underwriter, or agent relating to the sale or distribution of the shares offered by this prospectus. At the time a particular offer of shares is made, a prospectus supplement, if required, will be distributed that will set forth the names of any agents, underwriters, or dealers and any compensation from the selling stockholders, and any other required information.

We will pay all expenses incident to the registration, offering, and sale of the shares to the public other than commissions or discounts of underwriters, broker-dealers, or agents. We have also agreed to indemnify certain selling stockholders and related persons against specified liabilities, including liabilities under the Securities Act.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers, and controlling persons, we have been advised that in the opinion of the SEC this indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

We have advised the selling stockholders that while they are engaged in a distribution of the shares included in this prospectus they are required to comply with Regulation M promulgated under the Securities Exchange Act of 1934, as amended. With certain exceptions, Regulation M precludes the selling stockholders, any affiliated purchasers, and any broker-dealer or other person who participates in the distribution from bidding for or purchasing, or attempting to induce any person to bid for or purchase any security which is the subject of the distribution until the entire distribution is complete. Regulation M also prohibits any bids or purchases made in order to stabilize the price of a security in connection with the distribution of that security. All of the foregoing may affect the marketability of the shares offered by this prospectus.

This offering will terminate on the date that all shares offered by this prospectus have been sold by the selling stockholders.

LEGAL MATTERS

The validity of the shares offered hereby has been passed upon for us by Burton, Bartlett & Glogovac, Reno, Nevada.

EXPERTS

The consolidated financial statements as of December 31, 2015 and 2014, and for the years then ended incorporated in this prospectus by reference to the Annual Report on Form 10-K for the year ended December 31, 2015 have been so incorporated in reliance on the report of Crowe Horwath LLP, independent registered public accounting firm, given on authority of said firm as experts in auditing and accounting.

The consolidated financial statements for the year ended December 31, 2013 incorporated in this prospectus by reference to the Annual Report on Form 10-K for the year ended December 31, 2015 have been so incorporated in reliance on the report of Kingery & Crouse, P.A., independent registered public accounting firm, given on authority of said firm as experts in auditing and accounting.

WHERE YOU CAN FIND MORE INFORMATION

We file reports and other information with the SEC as required by the Securities Exchange Act of 1934, as amended (the “Exchange Act”). You can find, copy and inspect information we file at the SEC’s public reference room, which is located at 100 F Street, N.E., Room 1580, Washington, DC 20549. Please call the SEC at 1-800-SEC-0330 for more information about the operation of the SEC’s public reference room. You can review our electronically filed reports and other information that we file with the SEC on the SEC’s web site at http://www.sec.gov.

This prospectus is part of a registration statement that we filed with the SEC. The registration statement contains more information than this prospectus regarding us and the securities, including exhibits and schedules. You can obtain a copy of the registration statement from the SEC at any address listed above or from the SEC’s web site.

INCORPORATION OF DOCUMENTS BY REFERENCE

The SEC allows us to “incorporate by reference” the information we file with it, which means that we can disclose important information to you by referring to those documents. The information incorporated by reference is an important part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information. We incorporate by reference the following documents and all documents we file with the SEC pursuant to Section 13(a), 13(c), 14 or 15(d) pursuant to the Exchange Act on or after the date of this prospectus and prior to the termination of the offering under this prospectus or any prospectus supplement (other than, in each case, documents or information deemed to have been furnished and not filed in accordance with SEC rules):

•	our Annual Report on Form 10-K for the fiscal year ended December 31, 2015, filed with the SEC on March 15, 2016;

•	our Amended Annual Report on Form 10-K/A for the fiscal year ended December 31, 2015, filed with the SEC on April 18, 2016;

•	our Proxy Statement on Schedule 14A filed on April 29, 2016 (excluding those portions that are not incorporated by reference into our Annual Report on Form 10-K);

•	our Current Reports on Form 8-K filed with the SEC on February 3, 2016 and February 18, 2016; and

•	the description of our common stock contained in the registration statement on Form 8-A (Registration No. 000-54384), filed with the SEC under Section 12(g) of the Exchange Act on May 2, 2011, as updated by the description of our common stock set forth in the Prospectus Supplement to our Registration Statement No. 333-186067 filed with the SEC pursuant to Rule 424(b)(5) on February 28, 2013.

Any statement contained herein or in any document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for the purposes of this prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or replaces such statement. Any such statement so modified or superseded shall not be deemed to constitute a part of this prospectus, except as so modified or superseded.

We hereby undertake to provide without charge to each person, including any beneficial owner, to whom a copy of this prospectus is delivered, upon written or oral request of any such person, a copy of any and all of the information that has been incorporated by reference in this prospectus, other than exhibits to such documents, unless such exhibits have been specifically incorporated by reference thereto. Requests for such copies should be directed to our Investor Relations department, at the following address:

NeoGenomics, Inc.

Investor Relations

12701 Commonwealth Drive, Suite 9

Fort Myers, Florida 33913

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14.	OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

The following table sets forth the expenses expected to be incurred in connection with the issuance and distribution of the securities being registered. All amounts are estimated except the SEC registration fee. We will pay all expenses in connection with this offering.

SEC Registration Fee*	$817
Printing and Engraving Expenses	$1,500
Accounting Fees and Expenses	$4,400
Legal Fees and Expenses	$8,800
Miscellaneous	$983

TOTAL	$16,500

*	Previously Paid

ITEM 15.	INDEMNIFICATION OF DIRECTORS AND OFFICERS

The Company’s Articles of Incorporation provide that no director or officer of the Company shall be personally liable to the Company or any of its stockholders for damages for breach of fiduciary duty as a director or officer of for any act or omission of any such director or officer; however such indemnification shall not eliminate or limit the liability of a director or officer for (a) acts or omissions which involve intentional misconduct, fraud or a knowing violation of law or (b) the payment of dividends in violation of Section 78.300 of the Nevada Revised Statutes. The Company’s Amended and Restated Bylaws (the “Bylaws”) provide that any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that such person is or was a director, officer, employee or agent of the Company (or is or was serving at the request of the Company as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise) shall be indemnified and held harmless by the Company to the fullest extent permitted by Nevada law against expenses including attorneys’ fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such proceeding.

The Bylaws also provide that the Company must indemnify any person who was or is a party, or is threatened to be made a party, to any threatened, pending or completed proceeding by or in the right of the Company to procure a judgment in its favor by reason of the fact that such person is or was a director, officer, employee or agent of the Company, or is or was serving at the request of the Company as a director, officer, employee, or agent of another corporation, partnership, joint venture, trust or other enterprise against costs incurred by such person in connection with the defense or settlement of such action or suit. Such indemnification may not be made for any claim, issue or matter as to which such person has been adjudged by a court of competent jurisdiction, after exhaustion of all appeals, to be liable to the Company or for amounts paid in settlement to the Company, unless and only to the extent that the court determines upon application that in view of all the circumstances of the case, the person is fairly and reasonably entitled to indemnity for such expenses as the court deems proper.

The Bylaws provide that the Company must pay the costs incurred by any person entitled to indemnification in defending a proceeding as such costs are incurred and in advance of the final disposition of a proceeding; provided however, that the Company must pay such costs only upon receipt of an undertaking by or on behalf of such person to repay the amount if it is ultimately determined by a court of competent jurisdiction that such person is not entitled to be indemnified by the Company.

The Bylaws provide that the Company may purchase and maintain insurance or make other financial arrangements on behalf of any person who is or was a director, officer, employee or agent of the Company, or is or was serving at the request of the Company as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise in accordance with Section 78.752 of the Nevada Revised Statutes.

Nevada Revised Statutes 78.751 and 78.7502 have provisions that provide for discretionary and mandatory indemnification of officers, directors, employees, and agents of a corporation. Under these provisions, such persons may be indemnified by a corporation against expenses, including attorney’s fees, judgment, fines and amounts paid in settlement, actually and reasonably incurred by him in connection with the action, suit or proceeding, if he is not liable pursuant to Section 78.138 of the Nevada Revised Statutes or he acted in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation and with respect to any criminal action or proceeding had no reasonable cause to believe his conduct was unlawful.

To the extent that a director, officer, employee or agent has been successful on the merits or otherwise in defense of any action, suit or proceeding, or in defense of any claim, issue or matter, the Nevada Revised Statues provide that he must be indemnified by the Company against expenses, including attorney’s fees, actually and reasonably incurred by him in connection with the defense.

Section 78.751 of the Nevada Revised Statues also provides that any discretionary indemnification, unless ordered by a court or advanced by the Company, may be made only as authorized in the specific case upon a determination that indemnification of the director, officer, employee or agent is proper in the circumstances. The determination must be made:

•	By the stockholders;

•	By the Company’s Board of Directors by majority vote of a quorum consisting of directors who were not parties to that act, suit or proceeding;

•	If a majority vote of a quorum consisting of directors who were not parties to the act, suit or proceeding cannot be obtained, by independent legal counsel in a written opinion; or

•	If a quorum consisting of directors who were not parties to the act, suit or proceeding cannot be obtained, by independent legal counsel in a written opinion.

Insofar as indemnification for liabilities arising under the Securities Act, as amended, may be permitted to directors, officers, and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer, or controlling person in the successful defense of any action, suit, or proceeding) is asserted by such director, officer, or controlling person connected with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

ITEM 16.	EXHIBITS

(a) Exhibits

A list of exhibits filed with this Post-Effective Amendment No. 8 to Form S-1 on Form S-3 is set forth on the Exhibit Index and is incorporated herein by reference.

ITEM 17.	UNDERTAKINGS

(a) The undersigned registrant hereby undertakes:

1. To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospects filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in the volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(1)(i), (a)(1)(ii), and (a)(1)(iii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the SEC by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is a part of the registration statement.

2. That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3. To remove from registration by means of a post-effective amendment any of the securities being registered hereby which remain unsold at the termination of the offering.

4. That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:

(i)	Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(ii)

Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer, or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act, and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Post-Effective Amendment No. 8 to the Registration Statement on Form S-1 on Form S-3 to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Fort Myers, state of Florida, on April 29, 2016.

NEOGENOMICS, INC.

By:	/s/ Douglas M. VanOort
Name:	Douglas M. VanOort
Title:	Chairman and Chief Executive Officer

We, the undersigned directors and officers of the Company, do hereby constitute and appoint Douglas M. VanOort and Steven C. Jones, and each and any of them, our true and lawful attorneys-in-fact and agents to do any and all acts and things in our names and our behalf in our capacities as directors and officers and to execute any and all instruments for us and in our name in the capacities indicated below, which said attorneys and agents, or any of them, may deem necessary or advisable to enable the Company to comply with the Securities Act, and any rules, regulations and requirements of the SEC in connection with this Registration Statement, including specifically, but without limitation, any and all amendments (including post-effective amendments) hereto, and we hereby ratify and confirm all that said attorneys and agents, or any of them, shall do or cause to be done by virtue thereof.

Pursuant to the requirements of the Securities Act of 1933, this Post-Effective Amendment No. 8 to the Registration Statement on Form S-1 on Form S-3 has been signed by the following persons in the capacities and on the dates indicated below:

Signatures	Title(s)	Date

/s/ Douglas M. VanOort	Chief Executive Officer and Chairman of the Board	April 29, 2016
Douglas M. VanOort	(Principal Executive Officer)

/s/ Steven C. Jones	Executive Vice President, Finance and Director	April 29, 2016
Steven C. Jones

/s/ George Cardoza	Chief Financial Officer (Principal Financial Officer)	April 29, 2016
George Cardoza

/s/ Edwin F. Weidig III	Director of Finance (Principal Accounting Officer)	April 29, 2016
Edwin F. Weidig III

/s/ Bruce K. Crowther	Director	April 29, 2016
Bruce K. Crowther

/s/ Kevin C. Johnson	Director	April 29, 2016
Kevin C. Johnson

/s/ William J. Robison	Director	April 29, 2016
William J. Robison

/s/ Raymond R. Hipp	Director	April 29, 2016
Raymond R. Hipp

/s/ Lynn A. Tetrault	Director	April 29, 2016
Lynn A. Tetrault

/s/ Alison L. Hannah	Director	April 29, 2016
Alison L. Hannah

/s/ Kieran P. Murphy	Director	April 29, 2016
Kieran P. Murphy

EXHIBIT INDEX

Exhibit No.	Description of Exhibit	Location

2.1	Stock Purchase Agreement, dated as of October 20, 2015, by and among NeoGenomics Laboratories, Inc., NeoGenomics, Inc. and GE Medical Holding AB	Incorporated by reference to the Company’s Current Report on Form 8-K as filed with the SEC on October 26, 2015

2.2	Amendment No. 1 to Stock Purchase Agreement, dated as of December 28, 2015, by and among NeoGenomics Laboratories, Inc., NeoGenomics, Inc. and GE Medical Holding AB	Incorporated by reference to the Company’s Current Report on Form 8-K as filed with the SEC on December 31, 2015

4.1	Articles of Incorporation, as amended	Incorporated by reference to Exhibit 3.1 to the Company’s Registration Statement on Form SB-2, as filed with the SEC on February 10, 1999 (File No. 333-72097)

4.2	Amendment to Articles of Incorporation filed with the Nevada Secretary of State on January 3, 2002	Incorporated by reference to Exhibit 3.1.2 to the Company’s Annual Report on Form 10-KSB for the year ended December 31, 2002, as filed with the SEC on May 20, 2003 (File No. 333-72097)

4.3	Amendment to Articles of Incorporation filed with the Nevada Secretary of State on April 11, 2003	Incorporated by reference to Exhibit 3.1.3 to the Company’s Annual Report on Form 10-KSB for the year ended December 31, 2002, as filed with the SEC on May 20, 2003 (File No. 333-72097)

4.4	Amendment to Articles of Incorporation filed with the Nevada Secretary of State on December 28, 2015	Incorporated by reference to Exhibit 3.1 to the Company’s Current Report on Form 8-K, as filed with the SEC on December 31, 2015

4.5	Amended and Restated Bylaws	Incorporated by reference to Exhibit 3.1 to the Company’s Current Report on Form 8-K, as filed with the SEC on October 17, 2014

4.6	Amendment to Amended and Restated Bylaws	Incorporated by reference to Exhibit 3.1 to the Company’s Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2015, as filed with the SEC on November 6, 2015

5.1	Opinion of Counsel	Incorporated by reference to Exhibit 5.1 to the Company’s Amendment No. 1 to Registration Statement on Form S-1 filed with the SEC on January 22, 2009

23.1	Consent of Crowe Horwath LLP	Provided herewith

23.2	Consent of Kingery & Crouse, P.A.	Provided herewith

23.3	Consent of Burton, Bartlett & Glogovac	Incorporated by reference to Exhibit 5.1 to the Company’s Amendment No. 1 to Registration Statement on Form S-1 filed with the SEC on January 22, 2009

24.1	Powers of Attorney	Incorporated by reference to the signature page hereto

EXHIBIT INDEX

Exhibit No.	Description of Exhibit	Location

101.1	The following materials formatted in Extensible Business Reporting Language (XBRL): (i) the Consolidated Balance Sheets as of December 31, 2015 and 2014, (ii) the Consolidated Statements of Operations for the years ended December 31, 2015, 2014 and 2013, (iii) the Consolidated Statements of Redeemable Convertible Preferred Stock and Stockholders’ Equity for the years ended December 31, 2015, December 31, 2014 and December 31, 2013, (iv) the Consolidated Statements of Cash Flows for the years ended December 31, 2015, 2014 and 2013 and (v) related notes.	Incorporated by reference to the Company’s Annual Report on Form 10-K as filed with the SEC on March 15, 2016